UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

Great Plains Energy Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREAT PLAINS ENERGY INCORPORATED
1201 WALNUT STREET
KANSAS CITY, MISSOURI 64106

March 25, 2009

Dear Shareholder:

        We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 5, 2009, at the Kansas City Public Library Plaza Branch, Truman Forum Auditorium, 4801 Main Street, Kansas City, Missouri 64112. The Truman Forum Auditorium is accessible to all shareholders. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106, no later than Friday, April 24, 2009.

        At this meeting, you will be asked to:

  1.
  Elect the Company's nine nominees as directors;

  2.
  Ratify the appointment of independent auditors for 2009;

  3.
  Approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 150 million to 250 million shares; and

  4.
  Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

        The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.

        We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

Michael J. Chesser Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2009.
This proxy statement and our 2008 Annual Report are available at http://materials.proxyvote.com/391164

GREAT PLAINS ENERGY

Country Club Plaza
Main St.
N
W
E
S
W. 47th St.
Brush Creek
Brookside Blvd.
Ward Pkwy.
W. 48th St.
Kansas City Public Library Plaza Branch
Volker Blvd.
Wornall Rd.
Main St.
W. 51st St.

▲ *Ward Parkway is one-way eastbound from Main St. to Brookside Blvd.*

The Plaza Branch of the Library is located just south of the Country Club Plaza near the intersection of Main and 48th streets. Complimentary parking is available in the parking garage, located off Main St.

ii

iii

GREAT PLAINS ENERGY INCORPORATED
1201 Walnut Street
Kansas City, Missouri 64106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 5, 2009
Time:	10:00 a.m. (Central Daylight Time)
Place:	Kansas City Public Library Plaza Branch Truman Forum Auditorium 4801 Main Street Kansas City, Missouri 64112

PROXY STATEMENT

        This proxy statement and accompanying proxy card are being mailed, beginning March 25, 2009, to owners of our common stock for the solicitation of proxies by our Board of Directors ("Board") for the 2009 Annual Meeting of Shareholders ("Annual Meeting"). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

        In this proxy statement, we refer to Great Plains Energy Incorporated as "we," "us," "Company," or "Great Plains Energy," unless the context clearly indicates otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2009.
This proxy statement and our 2008 Annual Report are available at http://materials.proxyvote.com/391164

ABOUT THE MEETING

Why did you provide me this proxy statement?

        We provided you this proxy statement because you are a holder of our common stock and our Board of Directors is soliciting your proxy to vote at the Annual Meeting. As permitted by Securities and Exchange Commission ("SEC") rules, we have mailed a notice regarding the availability of proxy materials (the "Notice") and elected to provide access to this proxy statement and our 2008 annual report to shareholders to our beneficial shareholders and certain of our registered shareholders electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a printed copy. The Notice explains how to access and review the proxy statement and 2008 annual report to shareholders, and how to vote over the internet. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. In the future, we may elect to expand electronic delivery and provide all shareholders a Notice rather than incurring the expense of printing and delivering copies of the materials to everyone.

        For information on how to receive electronic delivery of annual shareholder reports, proxy statements and proxy cards, please see "Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?" below.

What will be voted on?

        At the Annual Meeting, you will be voting on:

  •
  The election of nine directors to our Board;

  •
  The ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") to be our independent registered public accounting firm in 2009; and

  •
  An amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 150 million to 250 million.

How do you recommend that I vote on these matters?

        The Board of Directors recommends that you vote FOR each of the people nominated to be directors, FOR the ratification of the appointment of Deloitte & Touche, and FOR the amendment to our Articles of Incorporation.

Who is entitled to vote on these matters?

        You are entitled to vote if you owned our common stock as of the close of business on February 24, 2009 (also referred to as the Record Date). On that day, approximately 119,243,329 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding, and will not be voted or considered present at the Annual Meeting. At the Annual Meeting, you are entitled to one vote for each share of common stock owned by you at the close of business on the Record Date.

I was an Aquila shareholder, and haven't delivered my Aquila stock certificates for exchange. Am I entitled to vote?

        Yes. You are entitled to vote the number of whole shares of Great Plains Energy stock that you have the right to receive in the exchange.

Is cumulative voting allowed?

        Cumulative voting is allowed with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the number of directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees.

How many votes are needed to elect directors?

        The nine director nominees receiving the highest number of FOR votes will be elected. This is called "plurality voting." Withholding authority to vote for some or all of the director nominees, or not returning your proxy card, will have no effect on the election of directors.

How many votes are needed to ratify the appointment of Deloitte & Touche?

        Ratification requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote. Your broker is entitled to vote your shares on this matter if no instructions are received from you. Abstentions will have the effect of negative votes. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment.

How many votes are needed to approve the amendment to the Articles of Incorporation?

        Missouri law requires the amendment to be approved by the affirmative vote of the majority of the outstanding shares of our common stock. Your broker is entitled to vote your shares on this matter if no instructions are received from you. Abstentions will have the effect of negative votes.

How can I submit a proposal to be included in next year's proxy statement?

        To be considered for inclusion in our proxy statement for the 2010 annual meeting, the Company must receive notice on or before November 25, 2009. All proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal. Shareholder proposals should be addressed to: Great Plains Energy, P.O. Box 418679, Kansas City, MO 64141-9679, Attention: Corporate Secretary.

Can I bring up matters at the Annual Meeting or other shareholder meeting, other than through the proxy statement?

        If you intend to bring up a matter at a shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, the shareholder's notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of the mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. The notice must contain the information required by our By-laws.

May I ask questions at the Annual Meeting?

        Yes. We expect that all of our directors, senior management, and representatives of Deloitte & Touche will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.

How can I propose someone to be a nominee for election to the Board?

        The Governance Committee of the Board will consider candidates for director suggested by shareholders, using the process described in the section titled "Director Nominating Process" on page 8.

        Our By-laws require shareholders wishing to make a director nomination to give notice not less than 60 days, nor more than 90 days prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. Your notice must comply with the information requirements in our By-laws relating to shareholder nominations.

Who is allowed to attend the Annual Meeting?

        If you own our shares, you and a guest are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our shareholder list. If you own shares in a brokerage account in the name of your broker or bank ("street name"), you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you may not be admitted to the meeting.

ABOUT PROXIES

How can I vote at the Annual Meeting?

        You can vote your shares either by casting a ballot during the Annual Meeting, or by proxy.

Is Great Plains Energy soliciting proxies for the Annual Meeting?

        Yes, our Board is soliciting proxies. We will pay the costs of this solicitation. In addition to the use of the mails, proxies may be solicited in person, by telephone, facsimile, e-mail or other electronic means by our directors, officers, and employees without additional compensation.

        Morrow & Co., Inc., 470 West Avenue, Stamford, CT 06902, has been retained by us to assist in the solicitation, by phone, of votes for a fee of $8,000, plus a charge of $5.00 per holder for telephone solicitations, and reimbursement of out-of-pocket expenses. We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.

How do I vote by proxy before the Annual Meeting?

        We have furnished registered shareholders holding more than 500 shares the proxy materials, including the proxy card. These shareholders may also view the proxy materials online at the www.proxyvote.com website. They may vote their shares by mail, telephone or internet. To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or internet, 24 hours a day, 7 days a week, refer to your proxy card for voting instructions.

        We have mailed a Notice regarding the availability of proxy materials to our other shareholders. These shareholders may choose to view the proxy materials online at the www.proxyvote.com website, or receive a paper or e-mail copy. There is no charge for requesting a copy. These shareholders may vote their shares by internet through the www.proxyvote.com website, or by phone after accessing this website, or by mail if they request a paper copy of the proxy materials.

        In addition, this Proxy Statement and our 2008 Annual Report are publicly available at http://materials.proxyvote.com/391164.

        If your shares are registered in the name of your broker or other nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible street name shareholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in Broadridge's program.

        Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

        The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP"), Great Plains Energy 401(k) Plan and KCP&L Greater Missouri Operations Company (formerly Aquila) Retirement Investment Plan accounts as of the close of business on February 24, 2009.

Can I change my mind after I submit a proxy?

        You may revoke your proxy at any time before the close of voting by:

  •
  written notice to the Corporate Secretary;

  •
  submission of a proxy bearing a later date; or

  •
  casting a ballot at the Annual Meeting.

        If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. If you would like to vote in person, and your shares are held in street name, you should contact your broker or nominee to obtain a broker's proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

I have Company shares registered in my name, and also have shares in a brokerage account. How do I vote these shares?

        Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your bank or broker will send you directions on how to vote those shares.

Will my shares held in street name be voted if I don't provide a proxy?

        These shares might be voted even if you do not provide voting instructions to the broker. The current New York Stock Exchange ("NYSE") rules allow brokers to vote shares on certain "routine" matters for which their customers do not provide voting instructions. The election of our directors, the ratification of the appointment of Deloitte & Touche and the proposed amendment to our Articles of Incorporation are considered "routine" matters, assuming that no contest arises on these matters.

Is my vote confidential?

        We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

ABOUT HOUSEHOLDING

Are you "householding" for your shareholders with the same address?

        Yes. Shareholders that share the same last name and household mailing address with multiple accounts will receive a single copy of shareholder documents (annual report, proxy statement, prospectus or other information statement) unless we are instructed otherwise. Each registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate shareholder documents may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact their bank or broker regarding combined mailings.

Great Plains Energy Incorporated Shareholder Relations P.O. Box 418679 Kansas City, MO 64141-9679 1-800-245-5275

Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?

        Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via e-mail or the internet. To sign up for electronic delivery, please either check the box in the "Materials Election" section of the proxy card, or follow the instructions on the proxy card to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS
Item 1 on the Proxy Card

        The nine nominees presented have been recommended to the independent directors of the Board by the Governance Committee to serve as directors until the next Annual Meeting and until their successors are elected and qualified. Mr. Mark A. Ernst, who was elected a director at our last Annual Meeting, resigned in January 2009 due to accepting a position as Deputy Commissioner of the Internal Revenue Service. Mr. Luis A. Jimenez, who was also elected a director at our last Annual Meeting, has notified the Board that he will not stand for re-election. No director nominee for either of these two positions is being proposed at this meeting. All of the other directors elected at the 2008 Annual Meeting, with the addition of Gary D. Forsee, who was appointed to the Board on December 2, 2008, are listed below as nominees. Each nominee has consented to stand for election, and the Board does not anticipate any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for more than nine nominees.

Nominees for Directors

        The following persons are nominees for election to our Board:

David L. Bodde	James A. Mitchell
Michael J. Chesser	William C. Nelson
William H. Downey	Linda H. Talbott
Randall C. Ferguson, Jr.	Robert H. West
Gary D. Forsee

The Board of Directors recommends a vote FOR each of the nine listed nominees.

Director Nominee Information

David L. Bodde	Director since 1994
Dr. Bodde, 66, is the Senior Fellow and Professor, Arthur M. Spiro Institute for Entrepreneurial Leadership at Clemson University (since 2004). He previously held the Charles N. Kimball Chair in Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He also serves on the boards of The Commerce Funds and our two public utility subsidiaries, Kansas City Power & Light Company (KCP&L) and KCP&L Greater Missouri Operations Company (GMO). Dr. Bodde served as a member of the Executive, Audit, Compensation and Development, and Governance Committees during 2008.
Michael J. Chesser	Director since 2003
Mr. Chesser, 60, is Chairman of the Board and Chief Executive Officer of Great Plains Energy (since October 2003), Chairman of the Board (since October 2003) and Chief Executive Officer (since August 2008) of KCP&L, and Chairman of the Board and Chief Executive Officer (since August 2008) of GMO. Mr. Chesser served as a member of the Executive Committee in 2008.
William H. Downey	Director since 2003
Mr. Downey, 64, is President and Chief Operating Officer of Great Plains Energy (since October 2003), President (since October 2003) and Chief Operating Officer (since August 2008) of KCP&L, and President and Chief Operating Officer (since August 2008) of GMO. He served as Chief Executive Officer of KCP&L (2003-2008). Mr. Downey also serves on the boards of Enterprise Financial Services Corp., KCP&L, and GMO.

Randall C. Ferguson, Jr.	Director since 2002
Mr. Ferguson, 57, was the Senior Partner for Business Development for Tshibanda & Associates, LLC (2005-2007), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. He previously served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005) and is the retired Senior Location Executive (1998-2003) for the IBM Kansas City Region. Mr. Ferguson served on the Audit and Governance Committees during 2008. Mr. Ferguson is also a director of KCP&L and GMO.
Gary D. Forsee	Director since 2008
Mr. Forsee, 58, is President of the four-campus University of Missouri System (since February 2008), the state's premier public institution of higher learning. He previously served as Chairman of the Board (2006-2007) and Chief Executive Officer (2005-2007) of Sprint Nextel Corporation, and Chairman of the Board and Chief Executive Officer (2003-2005) of Sprint Corporation. He also serves on the Board of Ingersoll-Rand Company Limited. Mr. Forsee serves as a member of the Audit and Compensation and Development Committees.
James A. Mitchell	Director since 2002
Mr. Mitchell, 67, is the Executive Fellow-Leadership, Center for Ethical Business Cultures (since 1999), a not-for-profit organization assisting business leaders in creating ethical and profitable cultures. He also serves on the Board of Capella Education Company. Mr. Mitchell served on the Compensation and Development and Governance Committees during 2008. Mr. Mitchell is also a director of KCP&L and GMO.
William C. Nelson	Director since 2000
Mr. Nelson, 71, is Chairman (since 2001) of George K. Baum Asset Management, a provider of investment management services to individuals, foundations, and institutions. He also serves on the Board of DST Systems. Mr. Nelson served on the Executive, Audit, and Compensation and Development Committees during 2008. Mr. Nelson is also a director of KCP&L and GMO.
Linda H. Talbott	Director since 1983
Dr. Talbott, 68, is President and CEO of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations, and nonprofit organizations. She is also Chairman of the Center for Philanthropic Leadership. Dr. Talbott served as the Advising Director for Corporate Social Responsibility and on the Governance and Compensation and Development Committees during 2008. Dr. Talbott is also a director of KCP&L and GMO.
Robert H. West	Director since 1980
Mr. West, 70, retired in July 1999 as Chairman of the Board of Butler Manufacturing Company, a supplier of non-residential building systems, specialty components and construction services. He also serves on the boards of Burlington Northern Santa Fe Corporation and Commerce Bancshares, Inc. Mr. West served as the Lead Independent Director of the Board and as a member of the Audit, Executive, Compensation and Development, and Governance Committees during 2008.

Director Nominating Process

        The Governance Committee identifies and recommends director nominees to the independent directors of the Board. At its discretion, the Governance Committee may pay a fee to third party consultants and experts to help identify and evaluate potential nominees.

        The Governance Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines. Director nominees are selected based on their practical wisdom, mature judgment, and the diversity of their backgrounds and business experience. Nominees should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. The Governance Committee may also consider in its assessment the Board's diversity in its broadest sense, reflecting geography, age, gender, and ethnicity, as well as other appropriate factors.

        In December 2008, our By-laws were amended to expand the information that must be provided by a shareholder who submits a director nomination. The required information now includes, among other things, (i) certain details about all ownership interests in the Company by the shareholder, the beneficial owner of the shares (if different) on whose behalf the nomination is made, and any affiliate, associate or other persons acting in concert (collectively referred to as the "Proposing Person"), including any hedging, derivative, short or other economic interests and any rights to vote the Company's shares, (ii) all material relationships between and among the Proposing Person and each proposed director nominee, and (iii) all arrangements or agreements between the Proposing Person in connection with the nomination and/or proposal. The By-laws, as amended, also require the proposed nominee to include with the notice a questionnaire providing information about the proposed nominee's background and qualifications and the background of any other person or entity on whose behalf the nomination is being made. The proposed nominee must also provide a written representation and agreement regarding voting commitments, compensation, reimbursement or indemnification agreements, and compliance with corporate governance and other policies and guidelines of the Company. The By-laws also require updating and supplementing the information, as necessary, so that the information is true and correct as of the record date for the meeting, and as of the date of the shareholders meeting or any adjournment or postponement of that meeting.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Item 2 on the Proxy Card

        Deloitte & Touche has acted as our independent registered public accounting firm since 2002, and has been appointed by the Audit Committee to audit our financial statements for 2009, subject to ratification by the shareholders of the Company.

        Representatives from Deloitte & Touche are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte & Touche is not ratified, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firms

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firms to the Company and its subsidiaries. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted for the Company and its subsidiaries policies and procedures for the pre-approval of services provided by the independent registered public accounting firms. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to aggregate fee levels established by the Audit Committee. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit and permissible non-audit services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Audit Committee receives reports at each regular meeting regarding the pre-approved services performed by the independent registered public accounting firms. The Chairman of the Audit Committee may between meetings pre-approve audit and non-audit services provided by the independent registered public accounting firms, and report such pre-approval at the next Audit Committee meeting.

Fees paid to Deloitte & Touche

        The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2008 and 2007, and for other services rendered during 2008 and 2007 on behalf of the Company and its subsidiaries (all of which were pre-approved by the Audit Committee), as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2008	2007

Audit Fees	$2,828,707	$2,294,695

Audit-Related Fees	126,772	100,213

Tax Fees	47,871	43,349

All Other Fees	5,400	4,500

Total Fees:	$3,008,750	$2,442,757

        Audit Fees:    Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit of and reports on the effectiveness of internal control over financial reporting and on management's assessment of the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit. The increase in audit fees in 2008 was driven primarily by the sale of Strategic Energy and the acquisition of Aquila in 2008.

        Audit-Related Fees:    Consist of fees billed to the Company for benefit plan audits and for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries, and are not reported under "Audit Fees." These services include consultation concerning financial accounting and reporting standards and, in 2008 and 2007, the acquisition of Aquila.

        Tax Fees:    Consist of fees billed to the Company for benefit plan tax services and for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.

        All Other Fees:    Consist of fees for all other services other than those reported above. Those services in 2008 and 2007 included accounting research tool subscriptions.

The Board of Directors recommends a vote FOR ratification.

AUDIT COMMITTEE REPORT

        The Audit Committee is currently comprised of five independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee's activities in 2008 included the following:

  •
  reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management and Deloitte & Touche;

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  discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by Statement on Auditing Standards No. 61, as amended, as adopted in Rule 3200T of the Public Company Accounting Oversight Board (the "PCAOB"); and

  •
  received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche's communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit Committee
Robert H. West, Chair David L. Bodde Randall C. Ferguson, Jr. Gary D. Forsee William C. Nelson

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
Item 3 on the Proxy Card

Description of the Proposed Amendment

        The Board has adopted, subject to shareholder approval, a resolution to amend our Articles of Incorporation in order to increase the number of authorized shares of common stock from 150 million to 250 million shares. The proposed amendment does not change the number of Cumulative Preferred Stock, Cumulative No Par Preferred Stock or Preference Stock that the Company is authorized to issue.

        The text of the first paragraph of Article Three of our Articles of Incorporation, as it is proposed to be amended, reads as follows:

  The amount of authorized capital stock of the Company is Two Hundred Sixty Two Million Nine Hundred Sixty Two Thousand (262,962,000) shares divided into classes as follows:

    Three Hundred Ninety Thousand (390,000) shares of Cumulative Preferred Stock, of the par value of One Hundred Dollars ($100) each.

    One Million Five Hundred Seventy Two Thousand (1,572,000) shares of Cumulative No Par Preferred Stock without par value.

    Eleven Million (11,000,000) shares of Preference Stock without par value.

    Two Hundred Fifty Million (250,000,000) shares of Common Stock without par value.

The Board has directed that this amendment be submitted to our common shareholders for their consideration and approval.

Reasons for the Proposed Amendment

        The Company has not increased the number of authorized shares of common stock since it became a publicly traded company in October 2001. At that time, the Company assumed the capital structure of KCP&L, which had 150 million shares of common stock authorized and approximately 62 million shares of common stock outstanding. As of February 24, 2009, the Company had approximately 119,480,212 shares of common stock issued and outstanding out of the currently authorized 150 million shares and, after taking into account shares reserved for issuance under our 401(k) plans, equity compensation plans and periodic offering program, approximately 16,155,600 shares of common stock were available for issuance. The increase in the number of outstanding shares since 2001 is primarily due to the shares issued to the former Aquila shareholders in exchange for their Aquila shares, and shares sold in public offerings.

        The Board believes that it is prudent, especially in the current volatile economic and financial environment, to increase the number of authorized shares of common stock to provide flexibility with respect to matters such as offerings to raise capital to contribute to our public utility subsidiaries in connection with their ongoing construction programs and for their other general corporate purposes, acquisitions of businesses or property, equity compensation plans, possible stock splits or stock dividends, and for other general corporate purposes. The Company's currently announced financing plans project the issuance of about $200 million in equity through 2010, and about $200 million in 2011, to provide capital for our public utility subsidiaries. Given the current state of the capital markets, there can be no assurances that the Company will be successful in issuing equity, the prices at which equity may be issued, or whether any such financing plans would include the issuance of these additional shares of common stock. There are currently no definitive plans, agreements or arrangements in place requiring the utilization of these additional shares for any of the foregoing. Having such additional authorized common shares available for issuance in the future would, however, allow the Board of Directors to issue shares of common stock without the delay and expense associated with seeking shareholder approval at a special shareholders meeting or waiting until the next annual meeting. Elimination of such delays and expense will better enable the Company, among other things, to take advantage of changing market and financial conditions.

Possible Adverse Effects of the Amendment on Common Shareholders

        The additional common stock to be authorized by adoption of this amendment would have rights identical to the currently outstanding common stock of the Company. If our shareholders approve the amendment, our Board may cause the issuance of additional shares of common stock without further vote of the shareholders, except as may be required by applicable laws or the rules of the NYSE and any other national securities exchanges on which our common stock is then listed. The proposed amendment will not have any immediate effect on the rights of existing common shareholders. However, to the extent that the additional authorized shares of common stock are issued in the future, they will decrease the existing common shareholders' percentage equity ownership and voting power and, depending on the price at which they are issued, could be dilutive to existing common shareholders. Current holders of our common stock have no preemptive or similar rights, which means that they do not have a prior right to purchase any new issuance of common stock to maintain their proportionate ownership interests. Issuance of additional common stock authorized by this amendment may also reduce the portion of dividends and liquidation proceeds available to the holders of currently outstanding common stock. Although the Board has no present intention of doing so, the additional shares of common stock could be used to make it more difficult to effect a change in control of the Company. Presently, the Board knows of no attempt to obtain control of the Company.

Vote required for Approval

        The proposed amendment must be approved by the affirmative vote of a majority of the outstanding common stock shares entitled to vote at the Annual Meeting. If the amendment is approved by the common shareholders, the amendment will become effective upon filing of a certificate of amendment with the Missouri Secretary of State, which the Company anticipates filing promptly following the Annual Meeting, or as soon as practicable thereafter.

The Board of Directors recommends a vote FOR the proposed amendment.

CORPORATE GOVERNANCE

        Our business, property and affairs are managed under the direction of our Board, in accordance with Missouri General and Business Corporation Law and our Articles of Incorporation and By-laws. Although directors are not involved in the day-to-day operating details, they are kept informed of our business through written reports and documents regularly provided to them. In addition, directors receive operating, financial and other reports by the Chairman and other officers at Board and Committee meetings.

        Board Attendance at Annual Meeting.    All directors are expected to attend the 2009 Annual Meeting. All directors (with the exception of Dr. William K. Hall, who did not stand for reelection) were present at the 2008 Annual Meeting.

        Meetings of the Board.    The Board held ten meetings in 2008. Each of our directors attended at least 80% of the aggregate number of meetings of the Board and committees to which he or she was assigned. Mr. Forsee was appointed to the Board on December 2, 2008, and no Board committee meetings were held between his appointment and the end of 2008. The independent members of the Board annually elect a Lead Independent Director. Mr. West was the Lead Independent Director in 2008, and continues in that role in 2009. Mr. West, as Lead Independent Director, presides over regularly scheduled executive sessions of the non-management members of the Board, among other duties set out in our Corporate Governance Guidelines.

        Committees of the Board.    The Board's four standing committees are described below. Directors' committee memberships are included in their biographical information beginning on page 7.

          Executive Committee— exercises the full power and authority of the Board to the extent permitted by Missouri law. The Committee generally meets when action is necessary between scheduled Board meetings. The Committee's current members are Messrs. Chesser (Chairman), Nelson and West, and Dr. Bodde.

          The Committee did not meet in 2008.

          Audit Committee— oversees the auditing, accounting and financial reporting of the Company including:

    •
    monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

    •
    maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters;

    •
    monitoring the Company's controls regarding fraud prevention, detection and reporting of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting;

    •
    having direct responsibility for the appointment, compensation, retention, termination, terms of engagement, evaluation and oversight of the work of the Company's independent auditors;

    •
    reviewing and discussing significant audit services department findings and recommendations and management's responses; and

    •
    providing an avenue of communication among the independent auditors, management, audit services department and the Board.

          The Committee's current members are Messrs. West (Chairman), Ferguson, Forsee and Nelson, and Dr. Bodde. Mr. Ernst served as Chairman of the Committee through 2008 and until his resignation in January 2009. Dr. Hall also served on the Committee until the 2008 Annual Meeting. All members of the Audit Committee are "independent," as defined for audit committee members by the NYSE listing standards. The Board identified Messrs. Forsee, Nelson, and West as independent "audit committee financial experts" as that term is defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

          The Committee held eight meetings in 2008.

          Compensation and Development Committee— reviews and assists the Board in overseeing compensation and development matters including:

    •
    aligning the interests of directors and executives with the interests of shareholders;

    •
    motivating performance to achieve the Company's business objectives;

    •
    developing existing and emerging executive talent within the Company;

    •
    engaging third-party consultants to assist the Committee in the development and evaluation of compensation programs and compensation recommendations;

    •
    administering Great Plains Energy's incentive plans for senior officers; and

    •
    recommending compensation to be paid to Board members and Company officers.

          The Committee's current members are Messrs. Nelson (Chairman), Forsee, Jimenez, Mitchell and Drs. Bodde and Talbott. Mr. Ernst was a member of the Committee through 2008 and until his resignation in January 2009. The Committee held five meetings in 2008.

          The processes and procedures for considering and determining executive compensation, including the Committee's authority and role in the process, its delegation of authority to others, and the roles of our executive officers and third-party executive compensation consultants in making the decisions or recommendations, are described in the "Compensation Discussion and Analysis" section below.

          Governance Committee— reviews and assists the Board with all corporate governance matters including:

    •
    identifying and recommending nominees qualified to become Board members;

    •
    monitoring the effectiveness of the Company and its subsidiaries in meeting overall objectives and goals of the organization;

    •
    developing, recommending and monitoring a set of appropriate corporate governance principles applicable to Great Plains Energy and its subsidiaries; and

    •
    monitoring the effectiveness of the Company's social responsibility program.

          The Committee's current members are Messrs. Jimenez (Chairman), Ferguson, Mitchell, West and Dr. Talbott. Dr. Hall also served on the Committee until the Annual Meeting in 2008. The Committee held four meetings in 2008.

        Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct.    The Board has adopted written corporate governance guidelines, charters for the Audit, Compensation and Development, and Governance Committees, and a Code of Ethical Business Conduct. These documents are available on the Company's website at www.greatplainsenergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, P.O. Box 418679, Kansas City, MO 64141-9679.

DIRECTOR INDEPENDENCE

        Our stock is listed on the NYSE, and our Board uses the NYSE director and Board committee independence definitions in determining whether our directors and committee members are independent. In addition, there are SEC independence requirements for the members of our Audit Committee.

        The NYSE director independence definitions provide that directors cannot be independent if they do not meet certain objective standards, or if the Board determines that the director has a material relationship with the Company. The Board determined at its February 2009 meeting that the following current directors (who, with the exception of Mr. Jimenez, are also nominees for directors at our Annual Meeting) are "independent" under the NYSE definitions:

David L. Bodde	Luis A. Jimenez	Linda H. Talbott
Randall C. Ferguson, Jr.	James A. Mitchell	Robert H. West
Gary D. Forsee	William C. Nelson

        The Board also determined in 2008 that Dr. Hall (who did not stand for reelection in 2008) and Mr. Ernst (who resigned in January 2009) were independent under the NYSE definitions.

        Only these independent directors are members of our Audit, Compensation and Development, and Governance Committees. All members of our Audit Committee also meet the additional NYSE and SEC independence requirements. Messrs. Chesser and Downey are not "independent" under the NYSE definitions, because they are also officers of the Company.

        In making its independence determinations, the Board considered all commercial, charitable and other transactions and relationships between the Company and its subsidiaries, on the one hand, and the directors and their immediate family members, on the other hand, that were disclosed in the annual questionnaires that our directors completed in January 2009. None of the identified transactions is a "related party" transaction that is required to be disclosed in this proxy statement. The Board concluded that the transactions and relationships did not impair the independence of the current non-officer directors. The categories or types of these transactions and relationships are identified for each non-officer director in the following table.

Name	Relationships

David L. Bodde	Trustee of a mutual fund family associated with a bank that participates in revolving credit agreements with the Company and provides other financial services to Company.

Randall C. Ferguson, Jr.	Director of charitable, civic and educational organizations to which the Company contributes, pays dues or fees, or has officers serving as directors; director of a service provider to Company employee health and welfare plans; related to an employee of a service provider to Company employee health and welfare plans; related to an employee of a bank that participates in revolving credit agreements with the Company and provides other financial services to the Company; and related to an employee of a supplier to the Company.

Gary D. Forsee	Director of a supplier to the Company; President of the University of Missouri System, to which the Company contributes, makes tuition reimbursements to its employees, and has certain officers and directors serving in trustee or advisory positions; director of charitable or civic organizations to which the Company contributes; and related to an employee of a supplier to the Company.

Luis A. Jimenez	Former officer of a supplier to the Company.

William C. Nelson	Director of a service provider to Company employee health and welfare plans; director, or spouse of a director, of charitable, civic and educational organizations to which the Company contributes, pays dues or fees, or has directors or officers serving as directors or officers; director of a supplier to the Company.

Linda H. Talbott	Advisor to charitable or civic organizations to which the Company contributes, pays dues or fees.

Robert H. West	Director of suppliers to the Company; director of a bank that participates in revolving credit agreements with the Company and provides other financial services to the Company; director of an educational organization to which the Company contributes.

        In addition to those matters, the Board considered the fact that our regulated electric utility subsidiaries provide retail electric service to the directors, their immediate family members, and employers who are in our utility subsidiaries' service territories.

 RELATED PARTY TRANSACTIONS

        The Governance Committee has established written policies and procedures for review and approval of transactions between the Company and related parties. If a related party transaction subject to review directly or indirectly involves a member of the Governance Committee (or an immediate family member of such member), the remaining Governance Committee members will conduct the review. In evaluating a related party transaction involving a director, executive officer, holder of more than 5% of our voting stock, or any member of the immediate family of any of the foregoing persons, the Governance Committee considers, among other factors:

  •
  The benefits to the Company associated with the transaction and whether comparable or alternative goods or services are available to the Company from unrelated parties;

  •
  The nature of the transaction and the costs to be incurred by the Company or payment to be made to the Company;

  •
  The terms of the transaction, including the goods or services provided by or to the related party;

  •
  The significance of the transaction to the Company and to the related party; and

  •
  Whether the related party transaction is in the best interest of the Company.

        Each year, each director and officer completes a questionnaire that requires disclosure of any transaction with the Company in which they, or any member of their immediate family, has a direct or indirect material interest. The questionnaire also requires disclosure of relationships that the director or officer, and the members of his or her immediate family, have with other entities. Directors and officers are also required to notify the Corporate Secretary when there are any changes to the previously reported information.

        The Company's legal staff is primarily responsible for the development and implementation of procedures and controls to obtain information from the Company's directors and officers relating to related party transactions and relationships and determining, based upon the facts and circumstances, including a review of Company records, whether the Company or a related party has a direct or indirect material interest in a transaction. The Company's legal staff then provides the results of its evaluation to the Governance Committee and Board for their use in determining director independence and related party disclosure obligations. Please see the section titled "Director Independence" on page 15 for a discussion of how director independence is determined.

        The Governance Committee's policies provide that certain types of related party transactions are permitted without prior approval of the Governance Committee, even if the aggregate amount involved will exceed $120,000 (although all such transactions are reported annually to the Governance Committee and the Board), including but not limited to:

  •
  where the transaction is one where the rates or charges are determined by competitive bids and the transaction was the lowest bid;

  •
  tariffed retail electric services provided by the Company;

  •
  transactions where the party's interest arises only from his or her position as a director of the other party;

  •
  transactions with another entity at which the party's only relationship is as an employee (other than an executive officer),

  •
  if the aggregate amount involved does not exceed the greater of $1 million or 2% of that entity's consolidated gross revenues;

  •
  any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a party's only relationship is as an employee (other than an executive officer), director or trustee, if the aggregate amount involved is less than the greater of $1 million or 2% of the organization's total annual charitable receipts;

  •
  transactions involving common or contract carrier services at rates fixed in conformity with law or governmental authority; and

  •
  transactions (other than loans by the Company) available to all employees generally.

        To receive Governance Committee approval, related party transactions must have a Company business purpose and be on terms that are fair and reasonable to the Company, or as favorable to the Company as would be available from non-related entities in comparable transactions. The Governance Committee also requires that the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.

        The following transaction involved a subsidiary of the Company as a party, in which the amount involved exceeded $120,000, and in which a holder of more than 5% of our common stock may have had a material direct or indirect interest.

        On February 5, 2009, a Schedule 13G was filed by Barclays Global Investors, NA, and affiliated reporting persons. This was the first Schedule 13G filed by Barclays Global Investors, or any of their affiliates, regarding Great Plains Energy stock. The Schedule 13G stated that the reporting persons collectively held 5.07% of Great Plains Energy common stock as of December 31, 2008. Please see the section titled "Security Ownership of Certain Beneficial Owners, Directors and Officers" on page 20 for additional information.

        Following the policies and procedures described above, we determined that in 2001, a subsidiary of GMO (which we acquired in July 2008) entered into a natural gas financial swap agreement with Barclays Bank. This swap agreement expired on December 31, 2008. Pursuant to the terms of the swap agreement, the GMO subsidiary paid Barclays Bank $8,010,870 during the period it was a subsidiary of Great Plains Energy.

        The Governance Committee ratified this completed transaction. In making this decision, the Governance Committee considered relevant facts and circumstances, including: the transaction was entered into more than six years before GMO was acquired by the Company in 2008 and the Schedule 13G was filed in 2009; from available evidence, the transaction was entered into on an arms-length basis between the GMO subsidiary and Barclays Bank; GMO did not report this transaction in its proxy statements, indicating that the transaction was not a related party transaction between GMO and Barclays Bank; there was no other transaction between the Company and Barclays Bank or its affiliates in 2008; and no director or officer of the Company reported any relationship with Barclays Bank or its affiliates.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation and Development Committee is or was an officer or employee of Great Plains Energy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Development Committee was also an executive officer.

 BOARD POLICY REGARDING COMMUNICATIONS

        The Company has a process for communicating with the Board. Communications from interested parties to the non-management members of the Board can be directed to:

Chairman, Governance Committee Great Plains Energy Incorporated P.O. Box 418679 Kansas City, MO 64141-9679
Attn: Barbara B. Curry, Corporate Secretary

        Communications are forwarded to the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

        The following tables show, as of February 27, 2009, beneficial ownership of Company common stock by (i) each director, (ii) the named executive officers ("NEOs"), (iii) all directors and executive officers as a group, and (v) each shareholder who the Company knows is a beneficial owner of more than 5% of the outstanding shares of the Company's common stock (based on SEC filings). The total of all shares owned by directors and executive officers represents less than 1% of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than 5% of our common stock, except as described below. Except as noted below, the Company believes that the persons listed in the tables below have sole voting and investment power with respect to the securities listed.

Security Ownership of Directors and Executive Officers

Name (a)	Beneficially Owned Shares (#) (b)		Vested Stock Options and Options that Vest Within 60 Days (#) (c)	Share Equivalents to be Settled in Stock (1) (#) (d)	Total Share Interest (#) (e)

Named Executive Officers

Michael J. Chesser	132,299	(2)	—	—	132,299	(2)

William H. Downey	108,408	(3)	45,249	—	153,657	(3)

Terry Bassham	36,582	(4)	—	—	36,582	(4)

Stephen T. Easley	24,889	(5)	—	—	24,890	(5)

Shahid Malik	20,000		—	—	20,000

John R. Marshall	65,271	(6)	—	—	65,271	(6)

Non-Management Directors

David L. Bodde	15,001	(7)	—	4,455	19,456	(7)

Randall C. Ferguson, Jr.	7,518		—	4,455	11,973

Gary D. Forsee	—		—	2,558	2,558

Luis A. Jimenez	13,478		—	—	13,478

James A. Mitchell	12,948		—	—	12,948

William C. Nelson	13,968	(8)	—	—	13,968	(8)

Linda H. Talbott	14,165	(9)	—	4,455	18,620	(9)

Robert H. West	13,143	(10)	—	4,455	17,598	(10)

All Great Plains Energy Directors and Executive Officers as a Group (19 persons)					633,786

(1)
The shares listed are director deferred share units through our Long-Term Incentive Plan which will be settled in stock on a 1-for-1 basis upon the first January 31st following the last day of service on the Board.
(2)
The amount shown includes 67,141 restricted stock shares and 1,407 shares held in the 401(k) plan.
(3)
The amount shown includes 38,403 restricted stock shares and 2,260 shares held in the 401(k) plan.
(4)
The amount shown includes 19,852 restricted stock shares.
(5)
The amount shown includes 2,002 shares held in the 401(k) plan.
(6)
The amount shown includes 20,245 restricted stock shares and 1,743 shares held in the 401(k) plan.
(7)
The amount shown includes 13,510 shares held in joint tenancy with Dr. Bodde's spouse, and 1,000 shares held in trust accounts for Dr. Bodde's mother in which Dr. Bodde is trustee. Dr. Bodde disclaims beneficial ownership of the 1,000 shares in such trust accounts.

(8)
The amount shown includes 62 shares reported and held by Mr. Nelson's spouse. Mr. Nelson disclaims beneficial ownership of such shares.
(9)
The amount shown includes 2,400 shares held in joint tenancy with Dr. Talbott's spouse.
(10)
The amount shown includes 492 shares held in joint tenancy with Mr. West's wife, and 1,000 shares reported and held by Mr. West's spouse. Mr. West disclaims beneficial ownership of the 1,000 shares reported and held by his spouse.

Beneficial Ownership of 5% or More

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock (Based on Schedule 13G Filing)	Percentage of Common Shares Outstanding

Barclays Global Investors, NA. 400 Howard Street San Francisco, CA 94105	6,029,834	5.06%

        The information in the preceding table and in this paragraph is taken entirely from the Schedule 13G filed by Barclays Global Investors, NA, and affiliated reporting persons on February 5, 2009. The Schedule 13G states that the reporting persons collectively hold 6,029,834 shares as to which such persons have sole power to dispose or to direct the disposition of such shares, and 4,616,325 shares as to which such persons have sole power to vote or to direct the vote of such shares. The percentage is based on approximately 119,243,329 shares of the Company's common stock outstanding as of February 27, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of holdings and transactions in our common stock with the SEC. Based upon our records, we believe that all required reports for 2008 have been timely filed, except for the matters discussed in the following paragraph.

        The number of shares surrendered by Mr. Malik in connection with the vesting of restricted stock and performance share awards in June 2008 was inadvertently under-reported. The number of Company shares acquired by Mr. Michael Deggendorf, an executive officer of the Company, in exchange for Aquila shares he acquired as an Aquila officer prior to 2003, was not timely reported. Reports filed by Dr. Bodde and Mr. Nelson inadvertently included indirectly held shares in the amounts shown as directly held. All of these errors have been corrected.

DIRECTOR COMPENSATION

        We compensate our non-employee directors as summarized below. Messers. Chesser and Downey are officers of the Company, and do not receive compensation for their service on the Board. We paid non-employee directors an annual retainer of $85,000 in 2008. Of this amount, $35,000 was in cash, and $50,000 was in common stock (valued on the grant date and rounded to the next highest whole share) through our Long-Term Incentive Plan (the "LTIP"). Our Lead Independent Director received an additional annual retainer of $20,000, and the chairs of the Board's Audit, Compensation and Development, and Governance Committees received an additional annual retainer of $10,000, $5,000 and $5,000, respectively. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended were also paid in 2008. Directors may defer the receipt of all or part of the cash retainers and meeting fees through our non-qualified deferred compensation plan, and may also defer the receipt of all or part of the common stock through Director Deferred Share Units ("DSUs") under the LTIP. Directors must make their deferral elections prior to the year in which the common stock would be paid. The number of DSUs granted is equal to the number of shares of common stock that otherwise would have been payable to the director. As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs held on that date. DSUs will be converted into an equal amount of shares of common stock on the January 31st next following the date the director's service on the Board terminates. The number of whole shares will be distributed to the director, with any fractional share paid in cash (using the closing price of our common stock as of the preceding business day).

        We offer life and medical insurance coverage for the current non-employee directors serving as of January 1, 2008, and their families. We do not offer this coverage to non-employee directors who were first elected after 2007. The aggregate premium paid by us for this coverage in 2008 was $45,621. We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings. We paid in certain years prior to 2008, and we may pay in future years, the expenses incurred by directors' spouses in accompanying the directors to one Board meeting per year. We did not pay any such expenses in 2008. We also match on a two-for-one basis up to $5,000 per year (which would result in up to a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in our generation and service communities.

        The following table outlines all compensation paid to our non-employee directors in 2008. We have omitted the columns titled "Option awards" and "Non-equity incentive plan compensation" because our non-employee directors did not receive any in 2008.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2) ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (f)	All other Compensation (4) ($) (g)	Total ($) (h)

Dr. Bodde	58,000	50,006	33,553	3,108	144,667

Mr. Ernst	69,000	50,006	13,867	10,101	142,974

Mr. Ferguson	57,000	50,006	—	40,987	147,993

Mr. Forsee (5)	—	—	—	—	—

Dr. Hall (6)	21,231	50,006	—	101	71,338

Mr. Jimenez	58,000	50,006	468	101	108,575

Mr. Mitchell	53,000	50,006	—	101	103,107

Mr. Nelson	64,000	50,006	—	10,101	124,107

Dr. Talbott	54,000	50,006	3,296	21,465	128,767

Mr. West	78,000	50,006	26,559	19,525	174,090

(1)
The amounts shown include retainers of $35,000, attendance fees of $1,000 for each Board and Committee meeting attended, and additional retainers for Mr. West ($20,000), as lead director, and Messrs. Ernst ($10,000), Nelson ($5,000) and Jimenez ($5,000) as committee chairs.
(2)
The amounts shown in this column are the compensation expense as recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment" ("FAS 123R") for Director Shares and DSUs. Compensation expense is calculated by multiplying the number of Director Shares and DSUs by the $28.30 closing price of Company stock on the February 5, 2008, grant date, and thus the compensation expense recognized is the same as the fair market value. The value of shares credited on DSUs on account of dividends paid on common stock is not included in the FAS 123R calculation, and instead is reflected in the "All Other Compensation" column. The DSUs are not subject to any service-based vesting conditions. As of December 31, 2008, Dr. Bodde, Messrs. Ferguson and West, and Dr. Talbott each held an aggregate of 1,897 DSUs (including shares credited on account of dividends paid on common stock).

(3)
The amounts shown represent the above-market earnings during 2008 on nonqualified deferred compensation.
(4)
The amounts shown consist of, as applicable for each director, matched charitable contributions, premiums for life insurance and health insurance, and the value of shares credited on Director Deferred Share Units on account of dividends paid on common stock. The matched charitable contributions reported in this column are: Mr. Ernst, $10,000; Mr. Ferguson, $10,000; Mr. Nelson, $10,000; Dr. Talbott, $9,940; and Mr. West, $8,000. As permitted by SEC rules, we excluded from the table perquisites and personal benefits for any director where the total value was less than $10,000. No item that was not a perquisite or personal benefit exceeded $10,000, except for Mr. Ferguson. The Company paid $27,980 during 2008 for life and health insurance for Mr. Ferguson.
(5)
Mr. Forsee was elected in December 2008, and did not receive any compensation during the year.
(6)
Dr. Hall's term expired on May 6, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

        This section provides information and a comprehensive analysis of the compensation awarded to, earned by, or paid to our NEOs:

  •
  Michael J. Chesser, Chairman of the Board and Chief Executive Officer of Great Plains Energy, Kansas City Power & Light Company (KCP&L) and KCP&L Greater Missouri Operations Company (GMO);

  •
  William H. Downey, President and Chief Operating Officer of Great Plains Energy, KCP&L and GMO;

  •
  Terry Bassham, Executive Vice President—Finance and Strategic Development and Chief Financial Officer of Great Plains Energy, KCP&L and GMO;

  •
  John R. Marshall, Executive Vice President—Utility Operations of KCP&L and GMO;

  •
  Stephen T. Easley, former Senior Vice President—Supply, KCP&L and GMO; and

  •
  Shahid Malik, former Executive Vice President of Great Plains Energy and former President and Chief Executive Officer of Strategic Energy.

        Mr. Easley resigned his positions effective as of January 2, 2009. Mr. Malik's employment was terminated in conjunction with the sale of Strategic Energy, L.L.C. on June 2, 2008.

        Great Plains Energy currently has a single core utility business comprised of two subsidiaries: KCP&L, an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas; and GMO, an integrated, regulated electric utility that provides electricity to customers in the state of Missouri. These utilities are referred to collectively as "KCP&L." Until mid-December 2008, a small services organization provided common support functions across both subsidiaries. Employees in that organization were subsequently transferred to KCP&L. Given the significant differences in the scope and nature of responsibilities amongst the NEOs, as well as differences in market levels of compensation, there are generally significant differences in compensation.

Governance of the Company's Compensation Program

        The Committee currently is made up of seven non-employee directors, each of whom is independent under the applicable standards of the NYSE. The Lead Director is considered an ex officio member. They are:

•	William C. Nelson (Chairman)	•	James A. Mitchell
•	David L. Bodde	•	Linda H. Talbott
•	Gary D. Forsee	•	Robert H. West (ex officio)
•	Luis A. Jimenez

        Mr. Forsee became a director and member of the Committee in December 2008. Mr. Ernst resigned from the Board in January 2009.

        The Committee sets the executive compensation structure and administers the policies and plans that govern compensation for the NEOs and other executive officers. The Committee's charter has been approved by our Board, and decisions by the Committee are reviewed with, and approved by, the independent members of the full Board. A copy of the charter can be found on the Company's website at www.greatplainsenergy.com.

Role of Executive Officers

        Each year, Mr. Chesser submits to the Committee a performance evaluation and compensation recommendation for each of the NEOs, other than himself. The performance evaluation is based on factors such as achievement of individual, departmental, and Company results, as well as an assessment of leadership accomplishments. The Committee reviews these recommendations and makes final recommendations for Board approval. Annual performance metrics and goals for incentive plans are also developed through a process in which management, including the CEO, develops preliminary recommendations that the Committee considers in the development of final recommendations for Board approval.

        While Mr. Chesser routinely attends meetings of the Committee, he is not a member and does not vote on Committee matters. Only members of the Committee may call Committee meetings. In addition, there are certain portions of Committee meetings when he is not present, such as when the Committee is in closed executive session or discusses his performance or individual compensation. Mr. Chesser's compensation levels and performance goals are recommended by the Committee for approval by the Board. The Senior Vice President—Human Resources and Corporate Secretary and the external executive compensation consultant were consulted in this process in 2008, as described in the next section.

        As established by the Committee, Messrs. Chesser and Downey may grant awards of restricted stock under the Company's LTIP to non-executive employees. Actions taken by those individuals are reported back to the Board and Committee.

Role of Compensation Consultant

        The Committee retains Mercer as its third-party compensation consultant. Mercer was selected by the Committee several years ago following presentations from other consulting firms and based on their overall capabilities in the area of executive compensation. Mr. Michael Halloran is the Company's lead consultant who works with the Committee. Mr. Halloran is a Worldwide Partner at Mercer and has more than 25 years of experience in executive compensation.

        On a periodic basis, Mercer provides the Committee with a comprehensive review of the Company's executive compensation programs, including plan design; all executive benefit programs; and a review of pay positioning versus performance to evaluate the magnitude of pay versus performance. On an annual basis, Mercer performs a competitive review and analysis of base salary and variable components of pay, relative to survey market data and the Company's identified peer group. Mercer recommends to the Committee the peer group which might be used; the structure of plans; the market data which should be used as the basis of comparison for base salaries and incentive targets; and conducts comparisons and analyses of base and variable components. Mercer provides detailed information on base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation for each NEO, as well as Mercer's overall findings and recommendations. Comparisons of executive compensation are made to energy industry data, general industry data, and peer proxy data, as appropriate. The compensation consultant neither determines, nor recommends, the amount of an executive's compensation since it is not in a position to evaluate individual executive performance.

        While Mercer is engaged by, and takes direction from the Committee, the Senior Vice President—Human Resources and Corporate Secretary (who is not a NEO) works directly with Mercer's consultants to provide information, coordination, and support. To assure independence, the Committee also pre-approves all other work unrelated to executive compensation proposed to be provided by Mercer, if the fees would be expected to exceed $10,000. The fees were below this threshold in 2008.

Role of Peer Group

        The proxy peer group, as recommended by Mercer and approved by the Committee, consists of 12 organizations of similar character, industry, revenue size, and market capitalization, as compared to the Company. The peer group companies relied upon to assist in formulating the executive compensation for 2008 include:

Allegheny Energy	NSTAR	Sierra Pacific Resources
Alliant Energy	Pinnacle West Capital	TECO Energy Inc.
Cleco	PNM Resources	Unisource Energy
DPL	Portland General Electric	Westar Energy

        When other surveys are relied on, Mercer conducts, where possible, regression analyses to adjust the compensation data for differences in the companies' revenues, allowing the Company to compare compensation levels to similarly-sized companies. Other surveys used by Mercer to assist in formulating its recommendations to the Company include the Mercer Energy Survey; Watson Wyatt Top Management Survey: Utilities Sector; Watson Wyatt Top Management Compensation Survey; Towers Perrin Energy Executive Survey; and the Mercer Executive Compensation Survey. The actual number of participants vary by survey and are too numerous to list. Survey details are generally viewed as proprietary by the survey sponsors.

Philosophy and Objectives of the Company's Compensation Program

        Great Plains Energy's shareholders and customers will be best served when the Company is able to attract and retain key talent. Recognizing the strategic imperatives before the Company, Great Plains Energy is committed to providing total remuneration levels which are competitive with jobs of similar scope within the utility market. This will be accomplished through a combination of base salary, benefits, and performance-based annual and long-term incentives. In general, the Company's goal is to provide base salaries around the median of comparable companies, with opportunities for higher levels of compensation through performance-based incentives. Incentive program targets and structure will be consistent with those offered in the utility sector, and incentive measures will be appropriately tied to both shareholder and customer interests.

        The three main objectives of the Company's Executive Compensation Program are:

1.
To Attract and Retain Highly Qualified and Experienced Executives

        All of the NEOs held senior positions at other companies and each brought considerable industry and business expertise to the Company. While the Company's goal is to provide base salaries at the median of comparable companies with opportunities for variable compensation at higher levels based on performance, on occasion, the Company pays above-market base salaries in order to attract and retain specific talent.

2.
To Motivate Executives to Achieve Strong Short-Term and Long-Term Financial and Operational Results

        The Committee believes that pay and performance should be linked with objectives for which employees can have a clear line of sight, and this is principally accomplished through variable compensation opportunities. While the Committee has not elected to adopt policies for allocating between long-term and currently-paid-out compensation, or between cash and non-cash compensation, it does believe in putting more pay at risk as employees move to higher levels of responsibility with more direct influence over the Company's performance. Variable compensation targets for the NEOs (except Mr. Malik) represent between 57% and 71% of total direct compensation, constituting significant levels of pay at risk. The Committee uses a balanced scorecard approach in setting the NEOs' annual incentive plan goals, which includes financial, operational, and individual components, along with key operational and/or financial measures for the long-term plan, which place a much greater emphasis on increasing long-term shareholder value.

        During the sale process of Strategic Energy in 2008, the Committee recommended, and the independent members of the Board approved, the cash payment of incentive compensation that would have been payable, at target performance, had customary grants been made in 2008 pursuant to Strategic Energy's annual and long-term incentive compensation plans, prorated for the period of time between the beginning of the year and the sale closing date. This was done to provide incentives for Strategic Energy executives to remain with the company and focus on preserving the value of the business through the sale process.

3.
To Ensure the Alignment of Management Interests with Those of Shareholders

        The Committee believes that a substantial portion of total compensation for its NEOs should be delivered in the form of equity-based incentives. In 2008, for Messrs. Chesser, Downey, Bassham, Marshall, and Easley, 75% of long-term incentive grants were in the form of performance shares which, if earned after three years based on total return to shareholders, would be paid out in Company stock. As noted, Mr. Malik received a pro-rata long-term incentive amount in 2008, paid in cash. In order to provide some degree of retention protection, the remaining 25% of the long-term grant was in the form of time-based restricted shares. In addition, the Committee has also implemented share ownership guidelines for executives to further align their compensation with shareholder interests. The guidelines include the value of Company shares executives are expected to acquire and hold, and reflect a level of five times base salary for Mr. Chesser; four times base salary for Mr. Downey; and three times base salary for Messrs. Bassham, Marshall, and Easley. In addition, in 2007 the Committee and Board also implemented "hold 'til" requirements, which require the executive to refrain from disposing of shares received under the Company's LTIP, except to satisfy obligations for payment of taxes relating to those shares, until the share ownership guidelines are met and maintained.

Analysis of Executive Compensation

        The elements of compensation are:

  1.
  Cash compensation in the form of base salaries, annual incentives, and, in certain instances, discretionary bonuses;

  2.
  Equity compensation under the Company's LTIP;

  3.
  Perquisites and generally available employee benefits;

  4.
  Deferred compensation;

  5.
  Post-termination compensation;

  6.
  Pension plan and supplemental pension plan; and

  7.
  401(k) plan.

1.
Cash Compensation

        Cash compensation to our NEOs includes (i) a market-competitive and performance-driven base salary; and (ii) annual short-term incentive plans. The Committee has not chosen to target a specific percentage of total compensation for NEOs to be delivered in cash or cash opportunities as it believes this will vary based on the NEO's position and individual performance and circumstance. However, it does believe that, in general, the level of cash opportunity should decrease in proportion to equity compensation as individuals move to higher levels of responsibility.

  Base Salary

        Base salaries are reviewed at the February Committee meeting, approved by the Board, and, if adjusted, made retroactive to the first of the year. The Committee considers performance evaluations and base salary recommendations submitted by Mr. Chesser for the NEOs, other than himself. Mr. Chesser's performance evaluation is conducted and salary recommendation is prepared by the Committee. Salary recommendations are not determined by formula, but instead take into consideration job responsibilities, level of experience, individual performance, internal comparisons, comparisons of the salaries of executives in similar positions at similar companies obtained from market surveys, and other competitive data and input provided by Mercer. Individual performance evaluations are based on qualitative factors. The factors considered in the evaluations include, among others, the following: personal leadership; engagement of employees; disciplined performance management; accountability for results; community involvement; and major accomplishments during the performance period. For 2008, the base salary of each NEO was benchmarked against comparable positions reported in peer group proxies, utility surveys, and general industry surveys. Our general goal is to set base salaries to approximate the median salaries of individuals in comparable positions in companies of similar size within the relevant industry or function. Differences in base salaries between the NEOs are primarily due to differences in job responsibilities and base compensation market levels. The responsibilities of Mr. Chesser, as CEO, span all aspects of the Company, and his base salary reflects this responsibility. In contrast, the responsibilities of the other NEOs are narrower in scope.

        Messrs. Chesser, Downey, Bassham, Easley and Malik received base salary increases effective January 1, 2008, of 10.3%, 4.3%, 15.4%, 1.5% and 4.1%, respectively. Larger percentage increases were given when the salaries were significantly less than market medians and the NEOs demonstrated a high level of performance. Mr. Marshall received an increase of 6.0% effective January 1, 2008, and an increase of 9% effective August 5, 2008, the latter to reflect the greater responsibilities associated with his promotion to Executive Vice President—Utility Operations.

  Annual Incentives

        The Company's annual incentive plans are based upon Company-wide and business unit financial and operational metrics, as well as individual performance. Metric levels are established so that the target level reflects the business plan and has a 50% probability of achievement. The threshold and maximum levels are established to have approximately 80% and 20% probabilities of achievement, respectively. The Committee reviews management's recommendations of goals and metrics, makes any revisions, and recommends the final goals and metrics to the Board for its approval. In establishing final goals, the Committee assures that:

  •
  Incentives are aligned with the strategic goals set by the Board;

  •
  Goals are sufficiently ambitious so as to provide a meaningful incentive; and

  •
  Bonus payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.

        The Committee developed, with input from Mercer, a structure for the annual incentive plan for all executives, including NEOs, which provides a financial objective of Company core earnings (which is explained on page 29) weighted at 40%; 40% reflecting key Great Plains Energy or KCP&L business objectives; and 20% as a discretionary individual performance component. The 20% individual component includes, but is not limited to, a subjective review of the individual's personal leadership; engagement of employees; disciplined performance management; accountability for results; and community involvement. Target incentives for each NEO were established as a percentage of base pay, using survey data provided by Mercer for comparable positions and markets, as well as comparisons for internal equity. For 2008, annual incentive plan targets as a percentage of base salaries for Messrs. Chesser, Downey, Bassham, and Easley were 100%, 70%, 50% and 50%, respectively. Mr. Marshall's annual incentive target was increased from 50% to 60% in August 2008 (prorated over the year) to reflect his increased responsibilities as Executive Vice President—Utility Operations. As noted, Mr. Malik was eligible for a pro-rata amount based on a target of 60%.

        The basic structure of the annual incentive plan provides for 100% payout for target performance for each goal, with 50% payable at the threshold level of goal performance and 200% payable at the maximum level of goal performance. Goal performance is extrapolated between the threshold and target levels, and between target and maximum levels. Performance results for any goal which is less than threshold will result in a zero payment for that goal. Failure to achieve at least the threshold level of the core earnings objective results in no payouts under the annual incentive plan, regardless of the level of achievement of the other objectives.

        After considering the performance criteria and results, the Committee approves, and occasionally uses its discretion in determining, the final amount of the individual award. Under the terms of the annual incentive plan, the Committee retains discretion to modify all components of the annual incentive plan at any time, and to determine the final amount of awards notwithstanding the achievement (or lack thereof) of goals. Discretion has been exercised in the past regarding the 20% individual performance component. The Committee did not use any discretion with respect to any component of the plan in 2008.

        There were no payouts, including for the 20% discretionary component, under the 2008 annual incentive plan because the threshold core earnings level was not achieved. This is the same result as for the 2007 annual incentive plans: failure to achieve the threshold level of the core earnings objective resulted in no payouts, including for the 20% discretionary component. The following table summarizes the 2008 annual incentive plan, year-end results, and payout levels:

GREAT PLAINS ENERGY/KCP&L 2008 ANNUAL INCENTIVE PROGRAM

Measure	Weighting	50% Payout Level	100% Payout Level	200% Payout Level	Actual Performance Result	Payout Percentage (1)

Core earnings per share	40%	$1.60	$1.67	$1.77	$1.44	0%

System Average Interruption Duration Index	5%	99.5 minutes	95.5 minutes	90.0 minutes	67.0 minutes	0%

% equivalent availability—coal and nuclear	10%	77.25%	80.0%	82.0%	77.8%	0%

OSHA incident rate	10%	4.0	3.4	3.1	3.0	0%

J D Powers Customer Satisfaction Index—residential	5%	Bottom Half of Tier II	Top Half of Tier II	Tier 1	Tier 1	0%

Comprehensive Energy Plan Progress	10%	Qualitative measure; judgment made on collective work progress			100%	0%

Individual performance	20%	Discretionary			—	0%

Total	100%					0%

(1)
A 0% payout percentage is shown for all objectives due to the failure to achieve the threshold level of performance of the core earnings per share objective.

        Core earnings and core earnings per share are financial measures that differ from earnings and earnings per share calculated in accordance with generally accepted accounting principles (GAAP). Core earnings, as used for the 2008 annual incentive compensation plan, excluded mark-to-market impacts of certain contracts, changes in composite tax rates, certain Aquila acquisition transition costs and the release of legal reserves, and included the operational results of Strategic Energy for the period it was owned by Great Plains Energy.

        From time to time, the Committee and Board may grant a discretionary bonus to a NEO or other executive for extraordinary contributions or achievements. There were no discretionary bonuses granted to NEOs in 2008.

        The Committee has not yet established an annual incentive program for 2009. The Committee is undertaking a comprehensive review of the design of the Company's annual and long-term incentive compensation programs in light of various factors, including past payouts (or lack thereof), potential future economic and financial market conditions, and the Company's current operating and financial plans.

  Cash Portion of Strategic Energy's Long-Term Incentives

        Mr. Malik and other officers of Strategic Energy participated under long-term incentive programs designed specifically for Strategic Energy. Strategic Energy's long-term incentives were designed principally to reward sustained value creation through the achievement of long-term financial and operating performance goals. Strategic Energy's long-term incentives were largely cash-based, because the Committee and Board believed companies with which Strategic Energy competed for executive talent were more likely to offer cash-based long-term incentives, rather than equity-based long-term incentives. As a result, Mr. Malik is the only NEO that received cash-based long-term incentives. Mr. Malik's long-term target was 150% of base pay.

        However, based on the Company's overall compensation philosophy, an equity component was utilized in Strategic Energy's long-term incentives. Mr. Malik's 2006-2008 long-term grants consisted of 25% time-based restricted stock, with the remaining cash-based component based 80% on Strategic Energy performance goals and 20% on Great Plains Energy performance goals. Components based on Strategic Energy's performance included payout opportunities ranging from 0% to 300%. The structure of Strategic Energy's long-term incentive program changed for grants in 2007, so that the target award included 50% performance shares and 50% cash, with total payouts ranging from 0% to 275% of target, plus accrued dividends on the paid-out performance shares, if any. The change in 2007 resulted in the equity portion of this program more directly reflecting Strategic Energy's performance.

        The Committee chose to provide significant long-term award opportunities to Strategic Energy executives to motivate the highest levels of performance within its highly competitive, unregulated environment. Strategic Energy's executives did not have a defined benefit pension plan, as do other Great Plains Energy and KCP&L executives.

        Great Plains Energy announced in 2007 that it was reviewing strategic and structural alternatives for Strategic Energy. Strategic Energy's long-term incentive programs did not explicitly provide for payment of outstanding grants in the event of a change in control of Strategic Energy, in contrast to the provisions of Great Plains Energy's LTIP regarding a change in control of Great Plains Energy. In order to provide incentives for Strategic Energy executives to remain with the company and focus on preserving the value of the business through the review and subsequent sale process, and consistency with the LTIP change in control provisions related to Great Plains Energy, Strategic Energy's long-term incentive programs were clarified to provide for the payment of outstanding equity and cash awards, at target, in the event of a change in control of Strategic Energy. Strategic Energy was sold in June 2008, and Mr. Malik received $802,500 in cash, reflecting the target amount of the cash portions of his 2006-2008 and 2007-2009 long-term awards, as well as a cash payment of $96,531, which was the pro-rata amount at target had a customary long-term incentive grant been made for the 2008-2010 period. His outstanding restricted stock vested at that time, and he also received a payment of his outstanding performance shares, at target, plus accrued cash dividends. These payments and vestings were not conditioned on the achievement of any performance metrics.

2.
Equity Compensation

        As previously explained, the Committee believes that a substantial portion of compensation for NEOs should be in the form of equity in order to best align executive compensation with shareholder interests. The Committee does not believe any of the NEOs have accumulated equity amounts, or previously been given the opportunity for significant amounts of equity ownership, that warrant special consideration in granting future equity awards.

        The Great Plains Energy LTIP was last approved by shareholders in May 2007 and allows for grants by the Committee of stock options, restricted stock, performance shares, and other stock-based awards. The Committee discontinued making any new stock option grants in late 2003, because it believed motivating executives based solely on stock price appreciation was not entirely consistent with the best interests of its shareholder base. Since that time, the Committee has used a mix of time-based restricted shares and performance shares that vest solely on the basis of the attainment of performance goals. While the Committee believes that performance shares should generally account for the majority of annual long-term grants, this could change in any year based on the needs of the Company and the characteristics of its executive team.

        While directors, officers and employees of the Company are eligible for equity awards under the LTIP, none of them have any right to be granted awards. The Committee, in its discretion, may approve an equity award or awards for officers and employees, including NEOs. When the Committee approved awards in 2008 for officers, it calculated the awards using a cash value determined by multiplying the officers' base salary by a target percentage chosen by the Committee. The target percentage is based on both internal comparisons and survey data provided by Mercer, which provides long-term incentive information on comparable positions at comparable companies, and/or markets in which the Company competes for talent. Generally, the Committee has established targets at the 50th percentile. In 2008, long-term incentive target percentages for Messrs. Chesser, Downey, Bassham, Marshall, and Easley were 150%, 115%, 85%, 85% and 85%. These target percentages are consistent with the Company's incentive compensation practices in recent years, and resulted in the following long-term incentive grants of restricted stock and performance shares in 2008:

Name	Restricted Stock	Performance Shares (at target)

Mr. Chesser	11,442	34,325

Mr. Downey	5,373	16,119

Mr. Bassham	3,040	9,118

Mr. Easley	2,278	6,833

Mr. Marshall	2,878	8,632

        Performance share grants are for the three-year performance period of January 1, 2008, through December 31, 2010, and vest as of the end of the period. The restricted stock grants referenced in the above table vest on February 5, 2011. Restricted stock is typically, but not always, granted at the February Board meeting, effective on the meeting date. When restricted shares are granted in conjunction with the employment of a new executive or for other reasons, the effective dates are the date of hire, the date of Committee or Board action, or a date following the Committee/Board meeting. We do not have any program, plan, or practice of timing grants in coordination with the release of material non-public information. As of May 2007, when our shareholders approved amendments to our LTIP, the Fair Market Value calculation for issuance of equity grants is based on the closing market price for the Company's common stock, as reported on the NYSE for the applicable date.

        Performance shares can pay out at the end of the performance period from 0% to 200% of the target amount, based on performance. The sole performance metric has been total shareholder return ("TSR") compared to the Edison Electric Institute ("EEI") index of electric companies. The EEI index is a recognized, publicly-available index which the company uses as prepared by EEI, and with no additions or deletions. The Committee believes TSR is a strong indicator of shareholder value and is influenced both by successful execution by executives, as well as market perceptions of the strength and future prospects of the Company. Great Plains Energy's TSR percentile ranking in the EEI index determines the percentage payout our executives will receive, as follows:

Percentile Rank	Percentage Payout

81st and above	200%

65th to 80th	150%

50th to 64th	100%

35th to 49th	50%

34th and below	0%

        There is no payout of performance shares, regardless of the TSR percentile ranking, if the Great Plains Energy TSR is negative for the applicable three-year period. Awards are paid out in shares of Great Plains Energy common stock, unless otherwise determined by the Board. Dividends which accrue on the performance shares will be paid in cash at the end of the performance period, based on the number of performance shares earned, if any.

        The following table summarizes the performance share component of the 2006-2008 Long-Term Incentive Plan for Great Plains Energy/KCP&L, including year-end results and payout levels.

2006-2008 GPE/KCP&L LONG-TERM INCENTIVE PLAN RESULTS

Scorecard Goal	Percentage of Total Goal	Three-Year Target	Three-Year Results	Percentage Payout

Three-Year Total Shareholder Return	100%	50th Percentile	15th Percentile	0.00%

Total Payout (up to 200% of target amount)				0.00%

        In February 2008, Messrs. Downey, Easley, and Marshall received payouts of 5,507, 3,810, and 4,482 shares, respectively, plus associated accrued cash dividends, from the 2005-2007 performance share grants, and Mr. Easley became vested in 10,000 shares resulting from a special one-time restricted stock grant in February 2005. In March of 2008, Mr. Bassham became vested in 9,083 shares (plus 1,672 shares through reinvested dividends) resulting from a grant of restricted stock at the time of his employment in March 2005, and Mr. Marshall became vested in 20,275 shares (plus 3,732 shares through reinvested dividends) resulting from a grant of restricted stock at the time of his employment in May 2005.

        As discussed above, the equity portion of Strategic Energy's long-term incentive programs was payable, at target, in the event of a change in control of Strategic Energy. The change in control occurred in June 2008, and Mr. Malik was paid 10,325 shares in respect of the target amount of his performance shares, and became vested in 6,350 shares of restricted stock and reinvested dividends.

        The Committee has not established a long-term incentive program for 2009. The Committee is undertaking a comprehensive review of the Company's annual and long-term incentive compensation programs in light of various factors, including past payouts (or lack thereof), potential future economic and financial market conditions, and the Company's current operating and financial plans.

3.
Perquisites

        NEOs are eligible to receive various perquisites provided by or paid for by the Company. These perquisites are generally consistent with those offered to executives at comparable organizations with which we compete for executive talent, and are important for retention and recruitment. The NEOs are also eligible for employment benefits that are generally available to all employees, such as vacation and medical and life insurance.

        As shown in the Summary Compensation Table on page 36, all NEOs are eligible for participation in comprehensive financial planning services provided by a national financial counseling firm; executive health physicals; a car allowance; memberships in social clubs and, in limited situations, country clubs; use of certain equipment for personal use, such as home computer equipment; and access to sporting events and other entertainment which may be used for personal use on a limited basis. On occasion, the Company may also provide for spousal travel and accommodations when accompanying the executive on out-of-town trips. As required by current tax laws, the executive is assessed imputed income taxes on the subsidized or reimbursed amounts.

4.
Deferred Compensation Plan

        The Company's Deferred Compensation Plan (DCP) allows selected employees, including NEOs, to defer the receipt of up to 50% of base salary and 100% of awards under the Annual Incentive Plan. An earnings rate is applied to the deferral amounts, which is annually determined by the Committee and based on the Company's weighted average cost of capital. For 2008, the rate was 9%. In addition, the Plan provides for a matching contribution in an amount equal to 50% of the first 6% of base salary deferred, or 100% of the first 6% of base salary, bonus and incentive pay deferred, depending on the retirement option selected by the individual, and reduced by the matching contribution made for the year to the individual's 401(k) plan account. The DCP is a nonqualified and unfunded plan, and is shown in external market comparisons to be a common element of an executive rewards strategy.

5.
Post-Termination Compensation

        The Company has entered into severance agreements and other compensation and benefit agreements with its executive officers, including NEOs, to help in securing their continued employment and dedication, particularly in situations such as a change in control when an executive may have concerns about his or her own continued employment. The Company believes these agreements and benefits are important recruitment and retention devices, as virtually all of the companies with which we compete for executive talent have similar agreements in place for their senior executives.

  Change in Control Severance Agreements

        The Company has change in control agreements, updated in 2006, with all its executive officers, including the NEOs, to ensure their continued service, dedication, and objectivity in the event of a transaction that would change the control of the Company. These agreements provide for payments and other benefits if the officer's employment terminates for a qualifying event or circumstance, such as being terminated without "Cause" or leaving employment for "Good Reason" as these terms are defined in the agreements. All the agreements require a double trigger so that both a change in control and a termination (actual or constructive) of the executive's employment must occur, with very limited exceptions. Generally, the Committee and Board determined the eligibility for potential payments upon change-in-control, based on comparable practices in the market. The Committee believes it is not uncommon for the chief executive officer and chief operating officer to be covered under a "three times" change-in-control agreement, nor is it uncommon for other senior level officers to be covered under a "two times" change-in-control agreement. Messrs. Chesser and Downey are eligible for three times base salary and incentive in the event of a change-in-control and Messrs. Bassham, Marshall, and Easley are eligible for two times base salary and incentive. Mr. Malik was eligible for three times base salary and incentive in the event of a change in control of Strategic Energy, which occurred with the sale of Strategic Energy. We believe the terms and protection afforded are in line with current market practice.

        Change in control agreements were not triggered for any Great Plains Energy or KCP&L employee as a result of the acquisition of Aquila, Inc., in July of 2008.

        Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2008, is found under the heading "Potential Payments upon Termination or Change-in-Control" beginning on page 49.

  Other Agreements

        The Committee has historically wished to minimize the use of employment agreements to the extent possible. Mr. Malik is the only NEO who had a full written employment agreement, providing for three times annual salary and bonus in the event he was terminated without cause or terminated for good reason. Because Mr. Malik's employment with Strategic Energy was terminated in connection with the sale of Strategic Energy, benefits were paid under his change in control agreement and not his employment agreement.

        As discussed on page 53, under the terms of Mr. Chesser's employment offer letters, Mr. Chesser is entitled to receive three times annual salary and bonus if he is terminated without cause prior to reaching age 63. After age 63, any benefit for termination without cause would be one times annual salary and bonus until age 65. Similarly, under the terms of his employment offer letter, Mr. Marshall is entitled to receive two times annual salary and bonus in the event he is terminated other than for cause. Messrs. Chesser and Marshall orally accepted the offers and commenced employment. The terms described above are enforceable against the Company through the judicial process.

        As discussed in the section titled "Pension Benefits" starting on page 46, pursuant to the terms of the employment offer letters, Messrs. Chesser and Marshall receive credit for two years of service for every one year of service earned under the Pension Plan. Mr. Downey, who started service with the Company several years before either Mr. Chesser or Mr. Marshall, did not have a similar pension benefit. In 2008, the Committee determined to provide a pension enhancement to Mr. Downey. In making this determination, the Committee considered the key role that Mr. Downey, as President and Chief Operating Officer, has in the Company's operations and power plant construction program, as well as the pension benefit equity between him and Mr. Marshall, who reports to Mr. Downey. The Committee concluded that it was in the best interest of the Company to provide an enhanced retirement benefit to Mr. Downey, structured in a manner to incentivize him to remain with the Company through the completion of the current power plant construction project. As a result, in August of 2008, the Company entered into an enhanced retirement benefit agreement with Mr. Downey which provides a $700,000 lump sum payment upon his separation from service provided that (i) he remains until his 65th birthday and (ii) he remains in good standing with the restricted covenants set forth in his change in control severance agreement.

        In December of 2008, the Company entered into an agreement with Mr. Easley that provided for a lump sum payment of $1,225,000 in connection with his resignation as of January 2, 2009, and certain releases and undertakings to assist the Company after resignation. The agreement was the result of negotiation between the Company and Mr. Easley. In evaluating the reasonableness of the agreement, the Committee considered Mr. Easley's contributions to the Company, the fact that the resignation would cause the forfeiture of outstanding restricted stock and performance share grants, past practice of the Company, the benefit of resolving all potential claims, and the benefits of a smooth transition of duties to Mr. Easley's successor.

6.
Pension Plan and Supplemental Pension Plan

        The Company maintains a funded, tax-qualified, noncontributory defined benefit plan (the "Pension Plan") that covers employees of Great Plains Energy and KCP&L, including all NEOs except Mr. Malik. Benefits under the Pension Plan are based on the employee's years of service and the average annual base salary over a specified period.

        The Company also has a Supplemental Executive Retirement Plan ("SERP") for its executives, including all NEOs except Mr. Malik. This unfunded plan essentially provides the difference between the amount that would have been payable under the Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Plan. It also adds a slightly higher benefit accrual rate than the Pension Plan.

        Based on provisions in their employment offer letters as previously described, both Mr. Chesser and Mr. Marshall receive credit for two years of service for every one year of service earned under the Pension Plan, payable under the SERP.

        In 2007, management employees of Great Plains Energy and KCP&L were given a one-time election to remain in their existing Pension Plan and 401(k) Plan ("Old Retirement Plan"), or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Pension Plan paired with an enhanced benefit under the 401(k) Plan ("New Retirement Plan"). Elections were effective January 1, 2008. Messrs. Bassham and Marshall elected to participate in the New Retirement Plan.

7.
401(k) Plan

        The Great Plains Energy 401(k) Plan is offered to all employees as a tax-qualified retirement savings plan.

  •
  Employees in the Old Retirement Plan can contribute up to 40% of base pay. After one year of employment, the Company matches 50% of the first 6% of pay that is contributed. Employees are fully vested in the entire match and associated earnings after 6 years.

  •
  Employees in the New Retirement Plan can contribute up to 75% of base pay, bonus, incentive, and overtime pay. The Company matches 100% of the first 6% of total pay that is contributed. All contributions vest immediately.

  •
  The Company match is made with Great Plains Energy stock, although a participant may diversify or transfer out of Company stock and reinvest his or her plan account in different investments.

  •
  Contributions are limited by the tax code.

Tax and Accounting Implications

        With respect to Section 162(m) of the Internal Revenue Code, the Committee believes that while it is the Company's goal to be as tax efficient as possible, the Company's shareholders are best served by not restricting the Committee's and the Company's discretion and flexibility in developing compensation programs. The unrealized tax benefit by the Company in 2008, as a result of lost deductions, was $700,909.

COMPENSATION COMMITTEE REPORT

        The Compensation and Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement and, based on such reviews and discussions, recommended to the Board that the CD&A be included in the Company's proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Compensation and Development Committee
William C. Nelson, Chair David L. Bodde Gary D. Forsee Luis A. Jimenez James A. Mitchell Linda H. Talbott Robert H. West (ex officio)

 EXECUTIVE COMPENSATION

        Executive Compensation is more fully explained in the CD&A section, starting on page 23. The following table shows the total salary and other compensation awarded to and earned for services rendered in all capacities to Great Plains Energy and its subsidiaries by Mr. Chesser, our Chief Executive Officer, Mr. Bassham, our Chief Financial Officer, and Messrs. Downey, Easley and Marshall, who were our three other most highly compensated executive officers as of the end of the year, and Mr. Malik, who was an executive officer until the sale of Strategic Energy in June 2008. We have omitted from the table the column titled "Bonus," because compensation earned under our annual incentive plans is reported in the "Non-Equity Incentive Plan Compensation" column.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)		Salary ($) (c)	Stock Awards (1) ($) (e)	Option Awards (1) ($) (f)	Non-Equity Incentive Plan Compensation (2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (h)	All Other Compensation (4) ($) (i)	Total ($) (j)

Mr. Chesser Chairman and Chief Executive Officer— Great Plains Energy	2008 2007 2006	(5)	800,000 725,000 650,000	2,095,914 1,553,694 1,094,691	— — —	— — 936,650	565,030 692,253 281,177	63,749 236,452 105,499	3,524,693 3,207,399 3,068,017

Mr. Downey President and Chief Operating Officer— Great Plains Energy	2008 2007 2006	(5)	490,000 470,000 450,000	1,117,169 899,517 636,411	— — 3,215	— — 424,305	847,900 280,695 172,201	54,882 163,380 68,101	2,509,951 1,813,592 1,754,233

Mr. Bassham Executive Vice President—Finance & Strategic Development & Chief Financial Officer— Great Plains Energy	2008 2007 2006	(5)	375,000 325,000 300,000	632,398 513,852 183,297	— — —	— — 223,650	39,620 44,656 27,750	58,475 119,241 49,382	1,105,493 1,002,749 784,079

Mr. Easley Senior Vice President— Supply—Kansas City Power & Light Company	2008		281,000	577,496	—	—	101,565	1,274,179	2,234,240

Mr. Malik President and Chief Executive Officer— Strategic Energy	2008 2007 2006	(5)	227,532 440,000 420,000	296,804 231,436 218,558	— — —	1,014,657 495,000 1,006,591	11,678 21,111 9,963	2,375,559 65,874 85,847	3,926,230 1,253,421 1,740,959

Mr. Marshall Executive Vice President— Utility Operations— Kansas City Power & Light Company	2008 2007 2006	(5)	369,583 335,000 325,000	713,408 679,096 294,024	— — —	— — 203,450	168,028 235,825 125,637	56,837 137,738 76,306	1,307,856 1,387,659 1,024,417

(1)
The amounts shown in these columns are the compensation expense as recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment" ("FAS 123R") for restricted stock, performance shares and options granted under our LTIP. See note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in calculating these amounts. The amounts shown are exclusive of the estimate of forfeitures related to service-based vesting conditions, as required by SEC rules. For further information on these awards, please see the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this proxy statement.

  The Company is required by accounting rules to recognize compensation expense for performance share awards, whether or not common stock is actually paid at the end of the performance periods. The Company is not permitted under the accounting rules to reverse this expense in the event there is a reduced, or no, payout of performance share awards at the end of the performance periods. As a result, we are required to show in the "Stock Awards" column the amount of compensation expense recognized each year for performance share awards, regardless of the actual payout of performance shares. There were no payouts of performance shares for the 2006-2008 performance period for any of our named executive officers (other than Mr. Malik). In addition, the amount shown for Mr. Easley also reflected compensation expense recognized for his performance share grants for the 2007-2009 and 2008-2010 performance periods and restricted stock grants outstanding as of December 31, 2008. Mr. Easley forfeited such awards as of his January 2, 2009, resignation date.

(2)
The amounts shown in this column constitute cash payments made under our annual and long-term incentive plans. Mr. Malik is the only NEO who received cash payments under long-term incentive plans. The amounts shown for Mr. Malik include $592,744, $495,000 and $802,500 paid in cash in 2006, 2007 and 2008, respectively, under long-term incentive plan grants made prior to 2008. The amount shown for Mr. Malik for 2008 also includes $212,157, reflecting a cash payment of the amount of annual and long-term incentive compensation that would have been payable, at target performance, had customary grants been made in 2008 pursuant to Strategic Energy's annual and long-term incentive compensation plans, prorated for the period of time between the beginning of 2008 and the closing date of the Strategic Energy sale.
(3)
The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer's benefits under our pension plan, SERP and other supplemental retirement plans, and the above-market earnings on compensation that is deferred on a non-tax qualified basis. Following are the amounts of these items attributable to each NEO:

Name	Change in Pension Value ($)	Change in SERP and Other Supplemental Retirement Plan Value ($)	Above-Market Earnings on Deferred Compensation ($)

Mr. Chesser	54,722	466,748	43,560

Mr. Downey	50,910	740,747	56,243

Mr. Bassham	18,727	15,675	5,218

Mr. Easley	55,297	32,462	13,806

Mr. Malik	—	—	11,678

Mr. Marshall	34,426	98,548	35,054

  The amount shown for Mr. Downey in the "Change in SERP and Other Supplemental Retirement Plan Value" column includes $84,239 for the change in actuarial present value of his SERP benefit, and $656,508 for the actuarial present value of the supplemental retirement and severance benefit granted to him in 2008. No other NEO has such a benefit.

(4)
These amounts include the value of perquisites and personal benefits that are not generally available to all employees. These perquisites and personal benefits are of the following types: (A) employer match of contributions to our 401(k) plans (which are contributed to the maximum extent permitted by law to the 401(k), with (B) any excess contributed to the officers' accounts in our non-qualified deferred compensation plan); (C) flexible benefits and other health and welfare plan benefits; (D) car allowances; (E) club memberships; (F) executive financial planning services; (G) parking; (H) spouse travel; (I) personal use of company tickets; (J) matched charitable donations; (K) executive health physicals; and (L) vacation days sold back to the Company, as detailed below. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)

Mr. Chesser	6,900	17,100	14,120	7,200	1,840	11,440	780	369	—	4,000	—	—

Mr. Downey	6,900	7,800	13,990	7,200	1,840	11,440	780	468	—	2,500	1,964	—

Mr. Bassham	13,800	4,350	19,065	7,200	1,840	11,440	780	—	—	—	—	—

Mr. Easley	6,900	1,530	14,009	7,200	—	11,440	780	—	450	250	—	6,620

Mr. Malik	6,900	—	4,605	3,600	—	4,767	1,760	—	—	—	—	17,615

Mr. Marshall	13,800	5,325	13,674	7,200	1,840	11,440	780	—	—	—	2,778	—

  Mr. Easley's severance payment of $1,225,000, paid in January 2009, is included with the amounts shown in the above table in the total amount shown for him in column (i) of the Summary Compensation Table.

  The amount shown in column (i) of the Summary Compensation Table for Mr. Malik includes the amounts shown in the above table plus Mr. Malik's change in control severance payment of $2,336,312.

(5)
The amounts shown in column (h) for the year 2007 were overstated due to an inadvertent duplication of the amount of the change in actuarial value of the SERP. The amounts shown in column (i) for the year 2007 were overstated by the amount of dividends paid on restricted stock awards; the dividends were factored into the grant date fair value. The table below provides the corrected amounts for the year 2007.

Name (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Mr. Chesser	2008	800,000	2,095,914	—	—	565,030	63,749	3,524,693

	2007	725,000	1,553,694	—	—	381,284	71,000	2,730,978

Mr. Downey	2008	490,000	1,117,169	—	—	847,900	54,882	2,509,951

	2007	470,000	899,517	—	—	189,316	71,749	1,630,582

Mr. Bassham	2008	375,000	632,398	—	—	39,620	58,475	1,105,493

	2007	325,000	513,852	—	—	32,542	52,220	923,614

Mr. Malik	2008	227,532	296,804	—	1,014,657	11,678	2,375,559	3,926,230

	2007	440,000	231,436	—	495,000	21,111	40,145	1,227,692

Mr. Marshall	2008	369,583	713,408	—	—	168,028	56,837	1,307,856

	2007	335,000	679,096	—	—	147,109	49,381	1,210,586

        The following table provides additional information with respect to awards under both the non-equity and equity incentive plans. We have omitted from the table the columns titled "All other option awards: number of securities underlying options" and "Exercise or base price of option awards," because no options were granted in 2008.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
									Grant Date Fair Value of Stock and Option Awards ($) (5) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

	May 6, 2008 (1)	400,000	800,000	1,600,000

Mr. Chesser	May 6, 2008 (2)				17,163	34,325	68,650		1,725,861	(4)

	May 6, 2008 (3)							11,442	287,652

	May 6, 2008 (1)	171,500	343,000	686,000

Mr. Downey	May 6, 2008 (2)				8,060	16,119	32,238		810,463	(4)

	May 6, 2008 (3)							5,373	135,077

	May 6, 2008 (1)	93,750	187,500	375,000

Mr. Bassham	May 6, 2008 (2)				4,559	9,118	18,236		458,453	(4)

	May 6, 2008 (3)							3,040	76,426

	May 6, 2008 (1)	70,250	140,500	281,000

Mr. Easley	May 6, 2008 (2)				3,417	6,833	13,666		343,563	(4)

	May 6, 2008 (3)							2,278	57,269

Mr. Malik (6)	June 2, 2008	—	212,157		—

	May 6, 2008 (1)	99,788	199,575	399,150

Mr. Marshall	May 6, 2008 (2)				4,316	8,632	17,264		434,017	(4)

	May 6, 2008 (3)							2,878	72,353

(1)
Reflects potential payments under our 2008 annual incentive plans. No payments were actually made under the plans.
(2)
Consists of performance share awards under our LTIP for the period 2008-2010. Performance shares are payable in stock at the end of the performance period, depending on our total shareholder return for the period compared against the EEI index of electric utilities. The number of shares awarded can range from 0% to 200% of the target amount, as adjusted for the change in fair market value between the time of grant and the end of the award period. Dividends will be paid in cash at the end of the period on the number of shares earned.
(3)
Consists of time-based restricted stock awards under our LTIP that vest on February 5, 2011.
(4)
Calculated using the maximum number of shares shown in column (h).
(5)
Grant date fair value on May 6, 2008 was $25.14 calculated in accordance with FAS 123R.
(6)
As disclosed in footnote (2) of the Summary Compensation Table, Mr. Malik received a payment of $212,157, reflecting the cash amount of incentive compensation that would have been payable, at target performance, had customary grants been made in 2008 pursuant to Strategic Energy's annual and long-term incentive compensation plans, prorated for the period of time between the beginning of 2008 and the closing date of the Strategic Energy sale.

NARRATIVE ANALYSIS OF SUMMARY COMPENSATION TABLE
AND PLAN-BASED AWARDS TABLE

Employment Agreements

        Mr. Malik had a written employment agreement with Strategic Energy. Mr. Malik's employment was terminated by Strategic Energy in June 2008, in connection with the sale of the company. The agreement provided for additional compensation if Mr. Malik's employment was terminated without "Cause" by the Company, or if Mr. Malik terminated his employment for "Good Reason." This additional compensation would have been three times Mr. Malik's annual base salary, the current year's annual incentive (prorated through the termination date), and three times the average annual incentive compensation paid during the three most recent fiscal years (or such shorter period as Mr. Malik would have been employed). Because Mr. Malik's employment with Strategic Energy was terminated in connection with the sale of Strategic Energy, benefits were paid under his Change-in-Control agreement and not his employment agreement.

        We agreed to certain compensation terms with Messrs. Chesser and Marshall at the time of their employment. These terms are contained in their employment offer letters. If Mr. Chesser is terminated without cause prior to age 63, he will be paid a severance amount equal to three times his annual salary and bonus; if terminated without cause between the age of 63 and 65, he will be paid a severance amount equal to the aggregate of his annual salary and bonus. In addition, Mr. Chesser is credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP.

        If Mr. Marshall is terminated without cause, he will be paid a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. Mr. Marshall is also credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP.

        In August of 2008, the Company entered into an enhanced retirement and severance benefit agreement with Mr. Downey which provides a $700,000 lump sum payment upon his separation from service provided that (i) he remains until his 65th birthday and (ii) he remains in good standing with the restricted covenants set forth in his Change-in-Control Agreement. This agreement also provides for the payment of this lump sum if the Company terminates Mr. Downey's employment before age 65 (other than for Cause), or if Mr. Downey terminates employment before age 65 for Good Reason. Please see "Potential Payments Upon Termination or Change-in-Control," beginning on page 49 for a more detailed description of this agreement.

        In December of 2008, the Company entered into an agreement with Mr. Easley that provided for a lump sum payment of $1,225,000 in connection with his resignation as of January 2, 2009, and certain releases and undertakings to assist the Company after resignation. This payment is included in the amount shown for Mr. Easley in column (i) of the Summary Compensation Table.

        Our NEOs have also entered into Change in Control Severance Agreements. Please see "Potential Payments Upon Termination or Change-in-Control," beginning on page 49 for a description of these agreements and the other agreements described above.

        Base salaries for our NEOs are set by the independent members of our Board, upon the recommendations of our Compensation and Development Committee. For 2008, the base salaries were: Mr. Chesser, $800,000; Mr. Downey, $490,000; Mr. Bassham, $375,000; Mr. Easley, $281,000; and Mr. Malik, $458,000. Mr. Marshall's 2008 base salary was initially set at $355,000, and was increased to $390,000 in August 2008 when he was promoted to Executive Vice President—Utility Operations. Our NEOs also participate in our health, welfare and benefit plans, our annual and long-term incentive plans, our pension and SERP plans (except for Mr. Malik), our non-qualified deferred compensation plan and receive certain other perquisites and personal benefits, such as car allowances, club memberships, executive financial planning services, parking, spouse travel, personal use of company tickets, vacation buy-back, annual physicals, and matched charitable donations.

Awards

  Restricted Stock

        During 2008, our Board made one award of restricted stock to each of the NEOs, except Mr. Malik. The award of restricted stock is consistent with the Company's equity incentive compensation practices in 2008, and will vest on February 5, 2011. These awards were: Mr. Chesser, 11,442 shares; Mr. Downey, 5,373 shares; Mr. Bassham, 3,040 shares; Mr. Easley, 2,278 shares; and Mr. Marshall, 2,878 shares. Dividends paid on the restricted stock are reinvested in stock through our DRIP, and carry the same restrictions as the underlying awards.

        Mr. Malik's outstanding restricted stock grants vested due to the sale of Strategic Energy. As of the sale date, 6,350 shares of restricted stock (including reinvested dividends) vested. Mr. Easley's outstanding restricted stock grants were forfeited on January 2, 2009, due to his resignation from the Company.

  Performance Shares

        The Board also granted performance shares for the period 2008-2010 to the NEOs, except Mr. Malik. Performance shares are payable in stock at the end of the performance period, depending on the achievement of specified measures. The performance share measure is our total shareholder return ("TSR") for the period compared against the EEI index of electric utilities. The number of shares awarded can range from 0% to 200% of the target amount, as adjusted for the change in fair market value of our shares between the time of grant and the payment date. Dividends will be paid in cash at the end of the period on the number of shares earned. There is no payout of performance shares, regardless of the TSR percentile ranking, if the Great Plains Energy TSR is negative for the applicable three-year period. The following table describes the potential payout percentages for the total shareholder return measure:

Total Shareholder Return Percentile Rank	Percentage Payout

81st and Above	200%

65th to 80th	150%

50th to 64th	100%

35th to 49th	50%

34th and Below	0%

        Performance shares were awarded to our NEOs (except Mr. Malik) for the performance period of 2006-2008. As discussed in our CD&A, threshold performance was not achieved for the performance shares granted, thus no shares were paid.

        Mr. Malik was awarded performance shares for the period 2007-2009. These performance shares vested on June 2, 2008, at the target level due to the sale of Strategic Energy. Mr. Malik received 10,325 shares of common stock and accrued cash dividends of $25,709.

        Mr. Easley's outstanding performance share grants for the 2007-2009 and 2008-2010 performance periods were forfeited on January 2, 2009, due to his resignation from the Company.

Cash-Based Long-Term Incentives

        As discussed in our CD&A, Strategic Energy's long-term incentives had a cash component. For the 2006-2008 long-term incentive grants, the cash component was 80%; for the 2007-2009 long-term incentive grants, the cash component was 50%.

        Due to the sale of Strategic Energy in June 2008, Mr. Malik's 2006-2008 and 2007-2009 long-term cash incentives vested at target. Mr. Malik received $472,500 in cash under the 2006-2008 grants, and $330,000 in cash under the 2007-2009 grants.

        In addition, Mr. Malik received $96,531, reflecting the cash amount of incentive compensation that would have been payable, at target performance, had customary grants been made in 2008 pursuant to Strategic Energy's long-term incentive compensation plan, prorated for the period of time between the beginning of 2008 and the closing date of the Strategic Energy sale.

Annual Incentives

        Under the annual incentive plans for 2008, our NEOs (except for Mr. Malik) were eligible to receive up to 200% of a target amount set as a percentage of their respective base salaries, as follows: Mr. Chesser, 100%; Mr. Downey, 70%; Mr. Bassham, 50%; Mr. Easley, 50%; and Mr. Marshall, 54%. Mr. Marshall's target amount was increased from 50% to 60% in August 2008, when he was promoted to Executive Vice President—Utility Operations. This increase was prorated for the 2008 period. There were no payouts under the 2008 annual incentive program because the threshold core earnings level was not achieved. The table on page 29 summarizes the 2008 annual incentive plan, year-end results, and payout levels for Great Plains Energy and KCP&L.

        Mr. Malik received $115,626 in cash, reflecting the amount of annual incentive compensation that would have been payable, at target performance, had customary grants been made in 2008 pursuant to Strategic Energy's annual incentive compensation plan, prorated for the period of time between the beginning of 2008 and the June 2, 2008, closing date of the Strategic Energy sale.

Salary and Bonus in Proportion to Total Compensation

        As we discuss in our CD&A, one objective of our compensation program is to align management interests with those of our shareholders. The Compensation and Development Committee believes that a substantial portion of total compensation for its officers should be delivered in the form of equity-based incentives. In 2008, 75% of the long-term incentive grants to Messrs. Chesser, Downey, Bassham, Easley and Marshall were in the form of performance shares which, if earned after three years based on total return to shareholders, will be paid in Company stock. To mitigate potential volatility in payouts and provide a retention device, the remaining 25% of the long-term grant was in time-based restricted shares.

        In 2008, we determined cash and equity incentive grants using the following proportions of base salary:

Name	Annual Cash Incentive at Target		Long-term Cash Incentive at Target		Long-term Equity Incentive at Target

Mr. Chesser	100%		—		150%

Mr. Downey	70%		—		115%

Mr. Bassham	50%		—		85%

Mr. Easley	50%		—		85%

Mr. Malik	60	% (1)	150	% (1)	0	% (1)

Mr. Marshall	54	% (2)	—		85%

(1)
The percentages shown for Mr. Malik are target levels. Mr. Malik actually received payments reflecting the cash amount of incentive compensation that would have been payable, at target performance, had customary grants been made in 2008 pursuant to Strategic Energy's annual and long-term incentive compensation plans, prorated for the period of time between the beginning of 2008 and June 2, 2008, the closing date of the Strategic Energy sale.
(2)
Mr. Marshall's target amount was increased from 50% to 60% in August 2008, when he was promoted to Executive Vice President—Utility Operations. This increase was prorated for the 2008 period, resulting in a 54% annual target amount.

        The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2008. We have omitted from the table the columns titled "Number of securities underlying unexercised options, unexercisable" and "Equity incentive plan awards: Number of securities underlying unexercised unearned options," because there are no unexercisable options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards

Name (a)	Number of Securities Underlying Unexercised Option (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#) (1)(4) (g)	Market Value of Shares of Stock That Have Not Vested ($) (2)(4) (h)	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#) (3)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (2)(5) (j)

Mr. Chesser	—	—	—	122,918	2,376,005	29,923	578,412

	20,000	25.55	2/6/11	—	—	—	—

Mr. Downey	20,000	24.90	2/5/12	67,057	1,296,212	14,402	278,391

	5,249	27.73	8/5/13	—	—	—	—

Mr. Bassham	—	—	—	36,752	710,416	7,800	150,774

Mr. Easley	—	—	—	35,312	682,581	6,177	119,401

Mr. Malik (6)	—	—	—	—	—	—	—

Mr. Marshall	—	—	—	36,883	712,948	7,657	148,010

(1)
Includes reinvested dividends on restricted stock that carry the same restrictions.
(2)
The value of the shares is calculated by multiplying the number of shares by the closing market price ($19.33) as of December 31, 2008.
(3)
The payment of performance shares is contingent upon our total shareholder return for the applicable performance periods compared against the EEI index of electric utilities. The threshold level numbers of shares are shown.

(4)
Columns (g) and (h) reflect the time-based restricted stock grants that were not vested as of December 31, 2008. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2008.

Name	Grant Date	Vesting Date	Number of Shares of Restricted Stock That Have Not Vested

	May 6, 2008	February 5, 2011	12,080

	February 6, 2007	February 6, 2010	9,656

Mr. Chesser	February 6, 2007	February 6, 2010	45,404

	February 6, 2007	February 6, 2009	45,404

	February 7, 2006	February 7, 2009	10,374

	May 6, 2008	February 5, 2011	5,673

	February 6, 2007	February 6, 2010	4,799

Mr. Downey	February 6, 2007	February 6, 2010	25,540

	February 6, 2007	February 6, 2009	25,540

	February 7, 2006	February 7, 2009	5,505

	May 6, 2008	February 5, 2011	3,210

	February 6, 2007	February 6, 2010	2,453

Mr. Bassham	February 6, 2007	February 6, 2010	14,188

	February 6, 2007	February 6, 2009	14,189

	February 7, 2006	February 7, 2009	2,712

	May 6, 2008	February 5, 2011	2,405

	February 6, 2007	February 6, 2010	2,089

Mr. Easley	February 6, 2007	February 6, 2010	14,188

	February 6, 2007	February 6, 2009	14,189

	February 7, 2006	February 7, 2009	2,441

	May 6, 2008	February 5, 2011	3,039

	February 6, 2007	February 6, 2010	2,528

Mr. Marshall	February 6, 2007	February 6, 2010	14,188

	February 6, 2007	February 6, 2009	14,189

	February 7, 2006	February 7, 2009	2,939

  All of Mr. Easley's outstanding restricted stock grants were forfeited as of January 2, 2009, due to his resignation from the Company.

(5)
Columns (i) and (j) reflect the performance share awards, at threshold level, that were outstanding as of December 31, 2008. The following table provides the performance period and number of performance shares, at threshold, for each of the outstanding grants as of December 31, 2008.

Name	Performance Period	Number of Shares at Threshold

Mr. Chesser	2008-2010	17,163

	2007-2009	12,760

Mr. Downey	2008-2010	8,060

	2007-2009	6,342

Mr. Bassham	2008-2010	4,559

	2007-2009	3,241

Mr. Easley	2008-2010	3,417

	2007-2009	2,760

Mr. Marshall	2008-2010	4,316

	2007-2009	3,341

  The threshold performance level for the 2006-2008 performance share grants was not achieved and no payouts were made under these grants. As a result, the grants were deemed to not be outstanding as of the end of the year. Mr. Easley's performance share grants for the 2007-2009 and 2008-2010 performance periods were forfeited as of January 2, 2009, due to his resignation from the Company.

(6)
All of Mr. Malik's outstanding awards vested as of June 2, 2008, due to the sale of Strategic Energy.

OPTION EXERCISES AND STOCK VESTED

        We have omitted the "Option award" columns from the following table, because none of our NEOs exercised options in 2008.

Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Mr. Chesser	—	—

Mr. Downey	—	—

Mr. Bassham (1)	10,755	262,530

Mr. Easley (2)	11,802	331,872

Mr. Malik (3)	22,524	597,690

Mr. Marshall (4)	24,007	629,464

(1)
Restricted stock of 9,083 shares, plus 1,672 DRIP shares vested on March 28, 2008. The value realized on vesting is the number of shares vested multiplied by the $24.41 closing price on March 28, 2008.
(2)
Restricted stock of 10,000 shares, plus 1,802 DRIP shares vested on February 1, 2008. The value realized on vesting is the number of shares vested multiplied by the $28.12 closing price on February 1, 2008.
(3)
Restricted stock of 4,956 shares, plus 893 DRIP shares, vested on February 1, 2008. The value realized on this vesting is the number of shares vested multiplied by the $28.12 closing price on February 1, 2008. Restricted stock of 5,585 shares, plus 765 DRIP shares, vested on June 2, 2008. On that same date, 10,325 shares of common stock were paid pursuant to a performance share grant for the performance period 2007-2009. The value realized on this vesting and payment is the number of shares vested and paid multiplied by the $25.98 closing price on June 2, 2008.
(4)
Restricted stock of 20,275 shares, plus 3,732 DRIP shares vested on May 25, 2008. The value realized on vesting is the number of shares vested multiplied by the $26.22 closing price on the last business day before May 25, 2008.

        The following discussion of the pension benefits for the NEOs reflects the terms of the Company's Management Pension Plan (the "Pension Plan"), SERP and Mr. Downey's supplemental retirement benefit agreement, and the present value of accumulated benefits as of December 31, 2008. We have omitted the column titled "Payments during the last fiscal year," because no payments were made in 2008.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)

Mr. Chesser (1)	Management Pension Plan	5.5	206,427

	Supplemental Executive Retirement Plan	11	1,437,913

	Management Pension Plan	8.5	349,033

Mr. Downey	Supplemental Executive Retirement Plan	8.5	538,930

	Supplemental Retirement Benefit	n/a	656,508

Mr. Bassham	Management Pension Plan	3	60,390

	Supplemental Executive Retirement Plan	3	42,852

Mr. Easley	Management Pension Plan	12.5	309,960

	Supplemental Executive Retirement Plan	12.5	159,870

Mr. Malik (2)	Supplemental Executive Retirement Plan	—	—

	Supplemental Executive Retirement Plan	—	—

Mr. Marshall (1)	Management Pension Plan	3	115,808

	Supplemental Executive Retirement Plan	6	307,983

(1)
Messrs. Chesser and Marshall are credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP. Without this augmentation, Messrs. Chesser and Marshall would have accrued $615,743 and $84,197, respectively, under the SERP.
(2)
Mr. Malik did not participate in either the Management Pension Plan or SERP.

        Our NEOs, excluding Mr. Malik, participate in the Pension Plan and the SERP. In 2007, our management employees were given a one-time election to remain under the existing terms of the Pension Plan (the "Old Retirement Plan"), or to elect a new retirement program (the "New Retirement Plan") that included a slightly reduced benefit accrual formula under the Pension Plan (as well as a correspondingly reduced benefit accrual formula under the SERP for employees who participate in the SERP). Messrs. Chesser, Downey and Easley elected to remain under the Old Retirement Plan; Messrs. Bassham and Marshall elected the New Retirement Plan. We note the differences between the Old Retirement Plan and the New Retirement Plan below.

        In the table above, the present value of the current accrued benefits under the Pension Plan and SERP with respect to each listed officer is based on the following assumptions: retirement at the earlier of age 62 or when the sum of age and years of service equal 85; full vesting of accumulated benefits; a discount rate of 6.1%; and use of the Pension Protection Act mortality and lump sum interest rate tables.

Pension Plan

        The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee's years of service and the average annual base salary over a specified period. Employees who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service add up to 85 (the "Rule of 85"), are entitled under the Pension Plan to a total monthly annuity for the rest of their life (a "single life" annuity) equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67% per year, capped at 30 years of service. The 50% annuity will be proportionately reduced if years of credited service are less than 30. Employees may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. If the benefit commences prior to age 62, it is reduced by 3% for each year that commencement precedes age 62. Employees may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Employees also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Pension Plan. Of our NEOs, only Mr. Downey and Mr. Chesser are eligible for early retirement benefits under the Pension Plan. Mr. Downey's early retirement benefit would be a monthly annuity equal to 14.2% of average base monthly salary during the period of 48 consecutive months in which earnings were highest. Mr. Chesser's early retirement benefit would be a monthly annuity equal to 8.7% of average base monthly salary during the period of 60 consecutive months in which earnings were highest. The compensation covered by the Pension Plan excludes any bonuses or other compensation. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2008, the annual limitation is $230,000.

        Employees, such as Messrs. Bassham and Marshall, who elected the New Retirement Plan retain the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Participants in the New Retirement Plan also earn a benefit equal to 1.25% of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Employees under the New Retirement Plan may begin receiving their retirement benefit at age 55, but with a 5% per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the 5% per year reduction if they retire before age 62) when they start receiving pre-2008 accrued benefits. Participants in the New Retirement Plan may receive only their pre-2008 accrued benefits in a lump sum; post-2007 benefits must be taken in the form of one of the annuities described in the preceding paragraph.

SERP

        The SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Plan. For participants under the Old Retirement Plan, it adds an additional 1/3% of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of 30 years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant's benefits under the Pension Plan. Participants under the New Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. As mentioned, Messrs. Chesser and Marshall are credited with two years of service for every one year of service earned under our Pension Plan, with such amount payable under the SERP.

Supplemental Retirement Benefit

        As discussed, Mr. Downey has an agreement with the Company providing for a supplemental lump sum retirement benefit of $700,000 if he retires after he reaches the age of 65. For the present value of this supplemental retirement benefit, we used the same assumptions as for the Pension Plan and SERP present values, except that we assumed retirement at age 65, because the agreement provides no retirement benefits if he retires before age 65.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contribution in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate Balance at Last FYE (4) ($) (f)

Mr. Chesser	120,000	17,100	113,306	—	1,397,100

Mr. Downey	98,000	7,800	146,296	—	1,767,053

Mr. Bassham	12,000	4,350	13,573	—	166,750

Mr. Easley	50,000	1,530	35,911	—	445,723

Mr. Malik (5)	48,900	—	30,377	844,488	0

Mr. Marshall	177,500	5,325	91,180	—	1,159,864

(1)
The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the "Salary" column in the Summary Compensation Table.
(2)
The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the "All Other Compensation" column in the Summary Compensation Table.
(3)
Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Chesser, $43,560; Downey, $56,243; Bassham, $5,218; Easley, $13,806, Malik, $11,678; and Marshall, $35,054.
(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Tables for previous years: Chesser—$155,092 (2007) and $558,841 (2006); Downey—$145,361 (2007) and $341,914 (2006); Bassham—$18,619 (2007) and $111,825 (2006); and Marshall—$196,358 (2007) and $378,838 (2006). Mr. Easley was not a NEO in either 2006 or 2007.
(5)
The amounts shown for Mr. Malik are for the period ended June 2, 2008. On that date, Strategic Energy was sold, and Strategic Energy assumed the Company's obligations to Mr. Malik with respect to his deferred compensation amounts.

        Our deferred compensation plan (the "DCP") is a nonqualified and unfunded plan. It allows selected employees, including our NEOs, to defer the receipt of compensation. There are different deferral provisions for those participants, such as Messrs. Chesser, Downey and Easley, who elected the Old Retirement Plan, and those for participants, such as Messrs. Bassham and Marshall, who elected the New Retirement Plan. Old Retirement Plan participants may defer up to 50% of base salary and 100% of awards under annual incentive plans. The DCP provides for a matching contribution in an amount equal to 50% of the first 6% of the base salary deferred by Old Retirement Plan participants, reduced by the amount of the matching contribution made for the year to the participant's account under our Employee Savings Plus Plan, as described in our CD&A. For New Retirement Plan participants, the DCP provides for a matching contribution in an amount equal to 100% of the first 6% of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant's account under the 401(k) Plan. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Compensation and Development Committee and is generally based on the Company's weighted average cost of capital. The rate was set at 9.0% for 2008. Interest is compounded monthly on deferred amounts. Participants may elect prior to rendering services for which the compensation relates when deferred amounts are paid to them: either at a specified date, or upon separation from service. For participants who are

"specified employees" under Internal Revenue Code Section 409A and who elect payment on separation of service, amounts will be paid the first business day of the seventh calendar month following their separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        Our NEOs are eligible to receive payments in connection with termination of their employment in certain situations, as explained in this section. The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our NEOs. The Compensation and Development Committee evaluates the level of severance benefits to provide a NEO on a case-by-case basis, and in general, considers these severance protections an important part of an executive's overall compensation and consistent with competitive practices. Payments made will vary, depending on the circumstances of termination, as we discuss below.

Payments under Change in Control Severance Agreements

        We have Change in Control Severance Agreements ("Change in Control Agreements") with our NEOs, specifying the benefits payable in the event their employment is terminated within two years of a "Change in Control" or within a "protected period." Generally, a "Change in Control" occurs if:

  •
  Any person (as defined by SEC regulations) becomes the beneficial owner of at least 35% of our outstanding voting securities;

  •
  A change occurs in the majority of our Board; or

  •
  A merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60% of the voting power of the surviving entity), or a liquidation, dissolution or a sale of substantially all of our assets occurs or is approved by our shareholders.

        A "protected period" starts when:

  •
  We enter into an agreement that, if consummated, would result in a Change in Control;

  •
  We, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

  •
  Any person (as defined by SEC regulations) becomes the beneficial owner of 10% or more of our outstanding voting securities; or

  •
  Our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change in Control.

        The protected period ends when the Change in Control transaction is consummated, abandoned or terminated.

        Mr. Malik's Change in Control Agreement also defined "Change in Control" to include the occurrence of these events at Strategic Energy. A "Change in Control" occurred for purposes of Mr. Malik's agreement on June 2, 2008, when Strategic Energy was sold. GMO's acquisition in July 2008 did not constitute a "Change in Control" under our Change in Control Agreements.

        The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. We believe these change of control arrangements effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which are a significant component of each executive's compensation. These agreements are designed to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment following the transaction could be uncertain. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

        Our change of control arrangements are "double trigger," meaning that acceleration of vesting is not awarded upon a change of control, unless the NEO's employment is terminated involuntarily (other than for cause) within 2 years of a Change in Control or protected period. We believe this structure strikes a balance between the incentives and the executive hiring and retention considerations described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

        The benefits under the Change in Control Agreements depend on the circumstances of termination. Generally, benefits are greater if the employee is not terminated for "Cause," or if the employee terminates employment for "Good Reason." "Cause" includes:

  •
  A material misappropriation of any funds, confidential information or property;

  •
  The conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);

  •
  Willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the Company; or

  •
  Gross negligence or willful misconduct in performance of the employee's duties (after written notice and a reasonable period to remedy the occurrence).

        An employee has "Good Reason" to terminate employment if:

  •
  There is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the "protected period";

  •
  There is any reduction in annual base salary after the start of the "protected period";

  •
  There is any reduction in benefits below the level provided at any time during the 90-day period prior to the "protected period"; or

  •
  The employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the "protected period."

        Our Change in Control Agreements also have covenants prohibiting the disclosure of confidential information and preventing the employee from participating or engaging in any business that, during the employee's employment, is in direct competition with the business of the Company within the United States (without prior written consent which, in the case of termination, will not be unreasonably withheld).

Change in Control with Termination of Employment

        The following table sets forth our payment obligations under the Change in Control Agreements and, as applicable, existing awards of restricted stock and performance shares under the circumstances specified upon a termination of employment for our NEOs, except for Mr. Easley. Mr. Easley resigned from the Company as of January 2, 2009, and the payments actually made to Mr. Easley are discussed in the section titled "Retirement, Resignation, Death or Disability". The amounts shown in the table for each NEO, except Mr. Malik, is based on the assumptions that the termination took place on December 31, 2008, that all vacation was taken or paid during the year, and the NEO was paid for all salary earned through the date of termination. The table does not reflect amounts that would be payable to the NEOs for benefits or awards that already vested. The amounts shown in the table for Mr. Malik are the actual amounts paid, funded or guaranteed by Great Plains Energy under Mr. Malik's Change in Control Agreement and applicable awards.

Benefit	Mr. Chesser ($)	Mr. Downey ($)	Mr. Bassham ($)	Mr. Malik ($)	Mr. Marshall ($)

Two Times or Three Times Salary (1)	2,400,000	1,470,000	750,000	1,374,000	780,000

Two Times or Three Times Bonus (2)	1,266,984	725,559	243,766	925,392	267,404

Annualized Pro Rata Bonus (3)	422,328	241,853	121,883	36,920	133,702

Additional Retirement Benefits (4)	1,200,565	354,198	177,320	—	305,607

Supplemental Retirement and Severance (5)	—	700,000	—	—	—

Health and Welfare (6)	160,965	125,370	51,995	31,957	62,684

Performance Share Awards Vesting (7)	1,156,804	556,762	301,567	1,167,275	296,020

Performance Share Dividends Vesting (8)	127,461	62,179	32,875	25,709	32,931

Restricted Stock Vesting (9)	2,099,083	1,144,104	627,471	145,098	629,269

Restricted Stock and Option Dividends Vesting (10)	276,922	200,031	82,964	19,875	83,699

401(k) Employer Match Vesting	4,573	—	—	—	—

Deferred Compensation Plan Employer Match Vesting	12,417	—	4,806	—	14,541

Tax Gross-Up (11)	2,974,926	1,532,355	697,827	—	857,237

Total	12,103,028	7,112,411	3,074,474	3,726,226	3,463,094

(1)
Messrs. Chesser, Downey and Malik receive three times their highest annual base salary, and Messrs. Bassham and Marshall receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.
(2)
Messrs. Chesser, Downey and Malik receive three times their highest average annualized annual incentive compensation awards during the five fiscal years (or, if less, the years they were employed by the company) immediately preceding the fiscal year in which the Change in Control occurs. Messrs. Bassham and Marshall receive two times their highest average annualized annual incentive compensation awards.
(3)
The annualized pro rata bonus amount is at least equal to the average annualized incentive awards paid to the NEO during the last five fiscal years of the Company (or the number of years the NEO worked for the Company) immediately before the fiscal year in which the Change-in-Control occurs, pro rated for the number of days employed in that year. The amount shown for Mr. Malik is the difference between the pro rata bonus amount and the actual pro rata annual incentive compensation amount paid to him.
(4)
The amounts reflect the present value of the benefit arising from additional years of service credited upon a Change in Control. Mr. Chesser is credited with two years for every one year of credited service under the Pension Plan, plus six additional years of credited service. Mr. Downey is credited for three additional years of service. Mr. Marshall is credited for two years for every one year of credited service under the Pension Plan, plus four additional years of credited service. Mr. Bassham is credited for two additional years of service. These benefits are paid through our SERP.

(5)
Mr. Downey's supplemental retirement and severance benefit agreement provides for a $700,000 payment if the Company terminates his employment without Cause prior to age 65.
(6)
The amounts include medical, accident, disability, and life insurance and are estimated based on our current COBRA premiums for medical coverage and indicative premiums for private insurance coverage for the individuals. The amount shown for Mr. Malik is the amount the Company contributed to Strategic Energy to reimburse that company for the cost of providing coverage to Mr. Malik.
(7)
In the event of a "change in control" (which is generally consistent with the definition of a Change in Control in the Change in Control Agreements, except that the beneficial ownership threshold percentage is lower), our LTIP provides that all pre-May 2007 performance share grants (unless awarded less than six months prior to the change in control) are deemed to have been fully earned. Grants after April 2007 have an additional condition that the grantee's employment must have been terminated without Cause or for Good Reason. The amounts shown for each person (except for Mr. Malik) reflect the aggregate target number of performance shares for performance periods ending after 2008, valued at the $19.33 closing price of our stock on December 31, 2008. The threshold performance level for the 2006-2008 performance share grants was not achieved and no payouts were made under these grants. As a result, the grants were deemed to not be outstanding as of the end of 2008. Mr. Malik's amount reflects $899,031 in cash paid under the Strategic Energy long-term incentive plans, plus 10,325 shares paid at target on his outstanding performance share awards, valued at the $25.98 closing price on the June 2, 2008 payment date.
(8)
Performance Share Dividends are the dividends accrued on the performance shares and payable in cash on the number of shares actually paid out.
(9)
In the event of a "change in control" (which is generally consistent with the definition of a Change in Control in the Change in Control Agreements, except that the beneficial ownership threshold percentage is lower), our LTIP provides that all restrictions on pre-May 2007 restricted stock grants are removed. Grants after April 2007 have an additional condition that the grantee's employment must have been terminated without Cause or for Good Reason. The amounts shown for each person (except for Mr. Malik) reflect the aggregate number of restricted stock grants outstanding as of December 31, 2008, valued at the $19.33 closing price of our stock on that date. Mr. Malik's amount reflects the number of restricted stock grants outstanding as of June 2, 2008, the date of sale of Strategic Energy, valued at the $25.98 closing price on that date.
(10)
Dividends on restricted stock awards are reinvested in Company stock, and carry the same restrictions. The amounts shown for each person reflects the number of shares of reinvested dividends, valued at the same closing price as the person's restricted stock grants described in footnote (9). The amount shown for Mr. Downey also reflects the payment of $47,923 of accrued dividends on certain of his stock option grants that are payable on a Change in Control.
(11)
The Change in Control Agreements generally provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code ("Section 280G gross-up payments"). We have calculated these payments based on the estimated payments discussed above, as well as the acceleration of equity awards that are discussed in more detail below. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-Change in Control period and post-Change in Control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Change in Control Agreements, we would perform evaluations to determine the reductions attributable to these services. No Section 280G gross-up payment was required in Mr. Malik's case.

Change in Control without Termination of Employment

        Upon a Change in Control, all restrictions on outstanding unvested restricted stock and unvested restricted stock options granted prior to the May 2007 amendments to our LTIP held by our NEOs would vest, and all outstanding performance share grants that were granted prior to May 2007 would be deemed to have been fully earned, even if the NEO continues employment throughout the protected period. The following table sets forth the value of the restricted stock and performance shares (using the December 31, 2008, closing price of our stock) plus accrued dividends payable under these pre-May 2007 grants to the indicated NEOs, assuming a Change in Control as of December 31, 2008.

Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Marshall

$2,720,507	$1,473,826	$795,207	$805,552

        Mr. Malik is not included in this table, because all of his outstanding restricted stock and performance share grants vested as of June 2, 2008. Mr. Easley is not included in this table, because he resigned as of January 2, 2009, from the Company.

        Mr. Downey holds stock options that are currently exercisable. He has limited stock appreciation rights on 45,249 option shares, which entitle him, in the event of a Change in Control, to receive cash in an amount equal to the difference between the fair market value, as of the date of the event, of the shares underlying the stock appreciation rights and the aggregate base or exercise price of these options. Of those option shares, 5,249 option shares also carry rights to accrued dividends upon option exercise or in the event of a Change in Control. No amount would have been paid on the limited stock appreciation rights if a Change in Control occurred on December 31, 2008, because the fair market value on that date was less than the exercise prices of these options. Mr. Downey would have been entitled to receive $47,923, less applicable withholding taxes, respecting the accrued dividends on the 5,249 option shares.

Retirement, Resignation, Termination, Death or Disability

        Upon retirement or resignation, the NEO would receive all accrued and unpaid salary and benefits, including the retirement benefits discussed above. In the event of death or disability, the NEO (or his beneficiary) would receive group life insurance proceeds or group disability policy proceeds, as applicable. In addition, these events would have the following effects on outstanding LTIP awards: (i) if employment is terminated by either the Company or the NEO, all restricted stock and performance share awards would be forfeited; (ii) if the NEO retires, becomes disabled or dies, restricted stock and performance share awards granted before May 2007 would be prorated for service during the applicable periods, and all restricted stock and performance share awards granted after May 2007 would be forfeited, unless the Compensation and Development Committee takes other action in its sole discretion; (iii) if the NEO retires, outstanding options expire three months from the retirement date; (iv) if the NEO resigns or is discharged, outstanding options terminate; and (v) if the NEO becomes disabled or dies, outstanding options terminate twelve months after disability or death.

        Mr. Malik had an employment agreement with Strategic Energy. As discussed above, no payments were made under that agreement in connection with the change in control of Strategic Energy or Mr. Malik's termination of employment.

        Mr. Chesser's employment offer letters provide that if he is terminated without cause, he will receive three times annual salary and bonus (if terminated prior to age 63), or one-time salary and bonus (if terminated between age 63 and before age 65). If Mr. Chesser were terminated without cause as of December 31, 2008 (and assuming that the Change in Control Agreement was not applicable), he would have received $4,800,000 under this arrangement.

        Mr. Marshall's employment offer letter provides that if he is terminated without cause, he will receive a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. If Mr. Marshall were terminated without cause as of December 31, 2008 (and assuming that the Change in Control Agreement was not applicable), he would have received $990,600 under this arrangement.

        Mr. Downey's supplemental retirement and severance benefit agreement provides for a $700,000 lump sum payment if Mr. Downey retires after reaching age 65, or if the Company terminates Mr. Downey's employment before age 65 (other than for Cause), or if Mr. Downey terminates employment before age 65 for Good Reason. If Mr. Downey dies or becomes disabled prior to age 65, the lump sum will be payable, proportionately reduced based upon the amount of time he was actively employed by the Company during the period of time between August 5, 2008 (the date of the agreement) and Mr. Downey's 65th birthday. If Mr. Downey had died or become disabled as of December 31, 2008, a lump sum payment of $192,435.42 would have been payable under the agreement.

        Mr. Easley's agreement with the Company in connection with his resignation provided for a lump sum cash payment of $1,225,000, which was made in January 2009. All of Mr. Easley's outstanding restricted stock and performance share grants were forfeited as of his January 2, 2009, resignation date.

OTHER BUSINESS

        Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Barbara B. Curry Senior Vice President—Human Resources and Corporate Secretary
Kansas City, Missouri March 25, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date Vote on Proposals For comments, please check this box and write them on the back where indicated. Item 2. Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2009. Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Great Plains Energy Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Great Plains Energy Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. GREAT PLAINS ENERGY INCORPORATED 1201 WALNUT STREET KANSAS CITY, MO 64106 GREAT PLAINS ENERGY INCORPORATED GRTPL1 For Against Abstain Vote on Directors 01) D.L. Bodde 02) M.J. Chesser 03) W.H. Downey 04) R.C. Ferguson, Jr. 05) G. D. Forsee The Board of Directors recommends a vote FOR Items 1, 2 and 3. 06) J.A. Mitchell 07) W.C. Nelson 08) L.H. Talbott 09) R.H. West Item 1. Election of Directors Nominees: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except Item 3. The approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock, without par value, from 150,000,000 to 250,000,000.

Comments: (If you noted any comments above, please mark corresponding box on the reverse side.) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at http://materials.proxyvote.com/391164. THANK YOU FOR VOTING! Great Plains Energy Incorporated Annual Meeting of Shareholders May 5, 2009 10:00 a.m. Central Daylight Time Kansas City Public Library, Plaza Branch Truman Forum Auditorium 4801 Main Street Kansas City, MO 64112 DETACH CARD DETACH CARD GREAT PLAINS ENERGY INCORPORATED 1201 Walnut Street, Kansas City, Missouri 64106 This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2009. The Board of Directors recommends a vote FOR Items 1, 2 and 3. The undersigned hereby appoints M. J. Chesser and W. H. Downey, and each or either of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2009, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting. This proxy revokes all prior proxies given by the undersigned. This Proxy, if signed and returned, will be voted as directed on the reverse side. If this card is signed and returned without direction, such shares will be voted FOR the Items. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Confidential Voting Instructions to Fidelity Management Trust Company, and its successors, as Trustee under the Great Plains Energy Incorporated 401(k) Plan, and to JPMorgan Chase Bank, N.A., and its successors, as Trustee under the KCP&L Greater Missouri Operations Company Retirement Investment Plan I hereby direct each Trustee that the voting right pertaining to shares of Great Plains Energy Incorporated held by such Trustee and attributable to my account in the applicable Plan shall be exercised at the Annual Meeting of Shareholders on May 5, 2009, or at any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side of this card, to vote upon Items 1, 2 and 3 and on any other business that may properly come before the meeting. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE GRTPL2